Exhibit 99.4

PRO FORMA VALUATION REPORT
STANDARD CONVERSION

Hoyne Bancorp, Inc. | Chicago, Illinois

HOLDING COMPANY FOR:
Hoyne Savings Bank | Chicago, Illinois

Dated as of May 5, 2025

RP FINANCIAL, LC.
Advisory | Planning | Valuation

1311-A Dolley Madison Boulevard
Suite 2A
McLean, Virginia 22101
703.528.1700
rpfinancial.com

May 5, 2025

Board of Directors

Hoyne Savings, MHC

Hoyne Financial Corporation

Hoyne Bancorp, Inc.

Hoyne Savings Bank

810 S. Oak Park Avenue

Oak Park, Illinois 60304

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Illinois Department of Financial and Professional Regulation (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On May 16, 2025, the Boards of Directors of Hoyne Savings, MHC, (the “MHC”), Hoyne Financial Corporation (“Hoyne Financial”) and Hoyne Savings Bank (the “Bank”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Hoyne Financial, which is a wholly-owned subsidiary of the MHC and currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a new Delaware corporation with the name of Hoyne Bancorp, Inc. (“Hoyne Bancorp” or the “Company”). Following the conversion, the MHC and Hoyne Financial will cease to exist and the Bank will be a wholly-owned subsidiary of Hoyne Bancorp. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Hoyne Bancorp or the Company, unless otherwise identified as Hoyne Financial.

Hoyne Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including Hoyne Savings Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offering for sale to members of the general public in a community and syndicated community offerings. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Hoyne Savings Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone:	(703) 528-1700
Suite 2A	Fax No.:	(703) 528-1788
McLean, VA 22101	Toll-Free No.:	(866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

May 5, 2025

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Hoyne Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will be funded with Hoyne Bancorp common stock in an amount equal to 2.0% of the Company’s outstanding shares of common stock sold in the offering (including shares contributed to the Foundation) and $250,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Hoyne Savings Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, Hoyne Financial, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2020 through December 31, 2024, and a review of various unaudited information and internal financial reports through March 31, 2025, and due diligence related discussions with the Company’s management; Wipfli LLP, the Company’s independent auditor; Vedder Price P.C., the Company’s conversion counsel and Keefe Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors

May 5, 2025

We have investigated the competitive environment within which Hoyne Bancorp operates and have assessed Hoyne Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Hoyne Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Hoyne Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Hoyne Bancorp. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Hoyne Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Hoyne Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Hoyne Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Hoyne Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Hoyne Bancorp. The valuation considers Hoyne Bancorp only as a going concern and should not be considered as an indication of Hoyne Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Hoyne Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Hoyne Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Hoyne Bancorp following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Hoyne Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 5, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $ 61,224,490 at the midpoint, equal to 6,122,449 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $52,040,820 and a maximum value of $70,408,160. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,204,082 at the minimum and 7,040,816 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $80,969,380 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 8,096,938. Based on this valuation range, the offering range is as follows: $51,000,000 at the minimum, $60,000,000 at the midpoint, $69,000,000 at the maximum and $79,350,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 5,100,000 at the minimum, 6,000,000 at the midpoint, 6,900,000 at the maximum and 7,935,000 at the super maximum.

Boards of Directors

May 5, 2025

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Hoyne Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Hoyne Bancorp as of March 31, 2025, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Hoyne Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Hoyne Bancorp’s stock offering.

Boards of Directors

May 5, 2025

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

  TABLE OF CONTENTS

  HOYNE BANCORP, INC.

  HOYNE SAVINGS BANK

  Chicago, Illinois

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.12
Lending Activities and Strategy		I.12
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiary Activity		I.15
Legal Proceedings		I.16

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.10
Interest Rate Risk		III.12
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS
ii

    TABLE OF CONTENTS

    HOYNE BANCORP, INC.

    HOYNE SAVINGS BANK

    Chicago, Illinois

    (continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.16
8.	Management		IV.16
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.17
Valuation Approaches			IV.18
1.	Price-to-Earnings (“P/E”)		IV.19
2.	Price-to-Book (“P/B”)		IV.21
3.	Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings			IV.21
Valuation Conclusion			IV.22

RP® Financial, LC.	LIST OF TABLES
iii

  LIST OF TABLES

  HOYNE BANCORP, INC.

  HOYNE SAVINGS BANK

  Chicago, Illinois

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Largest Employers in the Chicagoland Area and Chicago Suburbs	II.8
2.4	Unemployment Trends	II.8
2.5	Deposit Summary	II.9
2.6	Market Area Deposit Competitors	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Versus Peer Group	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Hoyne Savings Bank (the “Bank”), established in 1887, is an Illinois chartered stock savings bank headquartered in Chicago, Illinois. In 2014, the Bank reorganized into the mutual holding company structure, forming Hoyne Savings, MHC, a federally-chartered mutual holding company (the “MHC”). The MHC owns 100% of the outstanding common stock of Hoyne Financial Corporation, a federally-chartered corporation (“Hoyne Financial”). The Bank is the wholly owned subsidiary of Hoyne Financial. The Bank serves the Chicago metropolitan area through the main office, 5 branch offices and a loan production office. A map of the Bank’s branch office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of March 31, 2025, the MHC had consolidated total assets of $466.5 million, total deposits of $370.9 million and total equity of $88.8 million equal to 19.04% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On May 16, 2025, the Boards of Directors of the MHC, Hoyne Financial and the Bank adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Hoyne Financial, which is a wholly-owned subsidiary of the MHC and currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a new Delaware corporation with the name of Hoyne Bancorp, Inc. (“Hoyne Bancorp” or the “Company”). Following the conversion, the MHC and Hoyne Financial will cease to exist and the Bank will be a wholly-owned subsidiary of Hoyne Bancorp. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Hoyne Bancorp or the Company, unless otherwise identified as the MHC.

Hoyne Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Hoyne Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will be funded with Hoyne Bancorp common stock in an amount equal to 2.0% of the Company’s outstanding shares of common stock sold in the offering (including shares contributed to the Foundation) and $250,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Hoyne Bancorp maintains a community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. To facilitate execution of new strategic initiatives, the Company hired a commercial banking executive in 2022, Walter F. Healy. Mr. Healy was hired to lead a new commercial lending division and was appointed President of the MHC, Hoyne Financial and the Bank in September 2023, and was appointed Chief Executive Officer (“CEO”) of those organizations in July 2024 upon the retirement of the previous CEO. Pursuant to the implementation of new strategic initiatives, the Company has invested in infrastructure, personnel and platforms.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

In concurrence with the establishment and building of the commercial lending division, growth strategies are emphasizing increased lending diversification that is primarily targeting growth of commercial real estate loans, commercial business loans and construction loans. The Company’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment strategy. Mortgage-backed securities guaranteed by government sponsored enterprises (“GSEs”) constitute the largest portion of the Company’s investment portfolio, followed by U.S. Government agency obligations. Other investments held by the Company consist of U.S. Treasury securities and municipal bonds.

Deposits have consistently served as the primary funding source for the Bank, as borrowings have not been utilized as a funding source in recent years. Certificates of deposit (“CDs”) constitute the largest portion of the Company’s deposit base.

Hoyne Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. Recent trends show that the Company has reversed the trend of net interest margin compression, which has been primarily realized through an increase in yield earned on interest-earning assets as the result of loan growth. Operating expense ratios have increased in recent years, as higher operating expenses associated with the Company’s investment in infrastructure to facilitate implementation of its strategic plan have yet to be leveraged through asset growth. Historically, non-interest operating income has been a limited contributor to earnings, reflecting the Company’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services. Growth of non-operating income is a strategic initiative for the Company, pursuant to which the Company is seeking to build full-service banking relationships with its retail and commercial customers that will generate increased revenues derived from fee-based products and services. Credit loss provisions and non-operating gains were a more significant factor in the Company’s earnings during 2024 and for the twelve months ended March 31, 2025. The Company established additional credit loss provisions in 2024 largely due to loan growth, and in 2024 and first quarter of 2025 recorded gains on the sale of real estate owned (“REO”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The post-offering business plan of the Company is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise. Accordingly, Hoyne Bancorp will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the Chicago metropolitan area.

A key component of the Company’s business plan is to complete a public stock offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies and management of risk. The capital raised in the stock offering will serve to substantially increase regulatory capital and, thereby, reduce loan concentration levels that will better position the Company to sustain desired loan growth as well as provide more of a cushion against any unforeseen credit quality related losses in future periods. The infusion of stock proceeds will also serve to enhance the Company’s liquidity and reduce interest rate risk, particularly through increasing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the stock offering, which may facilitate a reduction in Hoyne Bancorp’s funding costs. Hoyne Bancorp’s strengthened capital position will also better position the Company to pursue expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. Given its strengthened capital position following the stock offering, the Company will also be in a better position to pursue growth through an acquisition of a financial institution and/or other financial service providers. The Company has previously completed mergers with two mutual institutions, which were completed in 2017 (Prospect Federal Savings Bank - $235 million in assets) and in 2020 (Loomis Federal Savings and Loan Association - $64 million in assets). At this time, the Company has no specific plans for expansion through another acquisition, but will evaluate expansion through acquisition as such opportunities arise. The projected uses of proceeds are highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

•	Hoyne Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, are expected to be invested into a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	Hoyne Savings Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Hoyne Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data from yearend December 31, 2020 through March 31, 2025. From yearend 2020 through March 31, 2025, Hoyne Bancorp’s assets decreased at a 2.73% annual rate. Total assets decreased from yearend 2020 through yearend 2023, which was followed by an increase in assets during the past one and one-quarter years. Asset shrinkage funded deposit run-off from yearend 2020 through yearend 2023 and the repayment of borrowings in 2021 and 2022. Asset growth in 2024 and the first quarter of 2025 was primarily funded by deposit growth. A summary of Hoyne Bancorp’s key operating ratios for the past two and one-quarter years is presented in Exhibit I-3.

Hoyne Bancorp’s loans receivable portfolio increased at a 2.30% annual rate from yearend 2020 through March 31, 2025, which consisted of loan shrinkage during 2021 and 2022 followed by loan growth during the past two and one-quarter years. Since yearend 2020, the Company’s loan growth combined with a decrease in assets provided for a increase in the loans-to-assets ratio from 42.33% at yearend 2020 to 52.46% at March 31, 2025.

Trends in the Company’s loan portfolio composition over the past two and one-quarter years show that the concentration of 1-4 family permanent mortgage loans comprising total loans decreased from 74.24% at yearend 2023 to 48.48% at March 31, 2025. Comparatively, commercial real estate loans, which constitute the primary type of lending diversification for the Company, increased from 10.94% of total loans at yearend 2023 to 21.79% of total loans at March 31, 2025. Over the past two and one-quarter years, other areas of lending diversification for the Company showed increases in the concentrations of commercial business loans and construction loans, and a slight decrease in the concentration of home equity loans and lines of credit. As of March 31, 2025, commercial business loans equaled 13.48% of total loans, construction loans equaled 10.48% of total loans and home equity loans and lines of credit equaled 2.37% of total loans. The loan portfolio at March 31, 2025 also included $8.6 million of purchased loans and loan participations equal to 3.39% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Hoyne Bancorp, Inc.

Historical Balance Sheet Data

													12/31/20-
													3/31/25
	At December 31,										At March 31,		Annual
	2020		2021		2022		2023		2024		2025		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$524,853	100.00%	$524,621	100.00%	$464,464	100.00%	$446,099	100.00%	$449,928	100.00%	$466,509	100.00%	-2.73%
Cash and cash equivalents/CDs	90,701	17.28%	102,261	19.49%	54,545	11.74%	26,025	5.83%	16,677	3.71%	32,073	6.88%	-21.70%
Investment securities	192,359	36.65%	201,590	38.43%	200,306	43.13%	194,235	43.54%	150,576	33.47%	147,677	31.66%	-6.03%
Loans receivable, net	222,178	42.33%	201,818	38.47%	180,927	38.95%	190,571	42.72%	240,928	53.55%	244,745	52.46%	2.30%
FHLB/Bankers Bank stock	1,166	0.22%	1,166	0.22%	1,166	0.25%	1,166	0.26%	2,158	0.48%	2,158	0.46%	15.59%
Bank-owned life insurance	7,508	1.43%	7,664	1.46%	12,912	2.78%	13,255	2.97%	16,990	3.78%	17,153	3.68%	21.46%
Goodwill and other intangible assets	1,123	0.21%	885	0.17%	690	0.15%	506	0.11%	322	0.07%	276	0.06%	-28.12%
Deposits	$409,810	78.08%	$415,990	79.29%	$378,299	81.45%	$352,875	79.10%	$357,292	79.41%	$370,885	79.50%	-2.32%
Borrowings	8,000	1.52%	5,000	0.95%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	-100.00%
Equity	$101,815	19.40%	$98,932	18.86%	$82,370	17.73%	$87,760	19.67%	$86,245	19.17%	$88,831	19.04%	-3.16%
Tangible equity	100,692	19.18%	98,047	18.69%	81,680	17.59%	87,254	19.56%	85,923	19.10%	88,555	18.98%	-3.16%
Loans/Deposits		54.21%		48.52%		47.83%		54.01%		67.43%		65.99%
Number of Full Service Offices		7		7		7		7		6		6

(1) Ratios are as a percent of ending assets.

Sources: Hoyne Bancorp's prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Hoyne Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into short-term liquid funds held as a deposit at the Bank. Over the past five and one-quarter years, the Company’s level of cash and investment securities (inclusive of FHLB/Bankers Bank stock) ranged from a low of 37.65% at yearend 2024 to a high of 58.14% at yearend 2021 and equaled 38.99% of assets at March 31, 2025. Mortgage-backed securities totaling $104.4 million comprised the most significant component of the Company’s investment portfolio at March 31, 2025. Other investments held by the Company at March 31, 2025, consisted of U.S. Treasury securities ($3.0 million), U.S. Government agency obligations ($38.9 million) and municipal bonds ($1.4 million). As of March 31, 2025, investments maintained as available for sale and held to maturity totaled $115.1 million and $32.5 million, respectively. Investments maintained as available for sale had a net unrealized loss of $19.4 million at March 31, 2025. As of March 31, 2025, the Company also held $32.1 million of cash, cash equivalents and CDs, and $2.2 million of FHLB and Bankers Bank stock. Exhibit I-4 provides detail of the Company’s investment portfolio.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain key officers. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2025, the cash surrender value of the Company’s BOLI equaled $17.2 million.

Hoyne Bancorp’s funding needs have largely been addressed through deposits and internal cash flows. From yearend 2020 through March 31, 2025, the Company’s deposits decreased at a 2.32% annual rate. Following a downward trend in deposits from yearend 2021 through yearend 2023, deposits increased in 2024 and the first quarter of 2025. Recent deposit growth trends reflect that deposit growth has been primarily realized through an increase in CDs. CDs comprised 54.30% of total deposits at March 31, 2025, versus 52.23% of total deposits at December 31, 2023.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

On a limited basis, the Company has utilized borrowings as an alternative funding source to address funding needs for growth and to support management of deposit costs and interest rate risk. Since yearend 2021, the Company maintained a zero balance of borrowings through March 31, 2025.

The Company’s equity decreased at a 3.16% annual rate from yearend 2020 through March 31, 2025, as retention of earnings for the years ended December 31, 2020 through December 31, 2023 and the first quarter of 2025 were more than offset by a net loss reported for 2024 and the adjustment for accumulated other comprehensive income/loss. Since yearend 2020, a slightly greater rate of decline in equity relative to the decrease in assets provided for a decrease in the Company’s equity-to-assets ratio from 19.40% at yearend 2020 to 19.04% at March 31, 2025. Similarly, the Company’s tangible equity-to-assets ratio decreased from 19.18% at yearend 2020 to 18.98% at March 31, 2025. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2025. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Hoyne Bancorp’s pro forma capital position will initially depress its return on equity (“ROE”).

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended March 31, 2025. The Company’s reported earnings ranged from a net loss of $1.5 million or 0.35% average assets during 2024 to net income of $4.1 million or 0.89% of average assets during 2020. The net loss reported for 2024 was on a core earnings basis as well, while the peak earnings for 2020 were largely realized from a non-operating bargain purchase gain recorded in connection with the acquisition of Loomis Federal Savings and Loan Association. For the twelve months ended March 31, 2025, the Company reported a net loss of $281,000 or 0.06% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of a limited source of earnings for the Company. Credit loss provisions were a more significant earnings factor during 2024 and for the twelve months ended March 31, 2025. Non-operating gains contributed to the Company’s earnings in 2020, 2024 and for the twelve months ended March 31, 2025.

RP ® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Table 1.2

Hoyne Bancorp, Inc.

Historical Income Statements

For the Year Ended December 31,	For the 12 Months
2020	2021	2022	2023	2024	Ended 03/31/2025
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($ 000)	(%)	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)
Interest income	$12,882	2.77%	$12,579	2.40%	$13,042	2.64%	$15,419	3.39%	$16,799	3.79%	$17,513	3.93%
Interest expense	(3,333)	-0.72%	(1,646)	-0.31%	(995)	-0.20%	(4,472)	-0.98%	(7,085)	-1.60%	(6,993)	-1.57%
Net interest income	$9,549	2.05%	$10,933	2.08%	$12,047	2.44%	$10,947	2.40%	$9,714	2.19%	$10,520	2.36%
Provision for credit losses	0	0.00%	0	0.00%	(36)	-0.01%	0	0.00%	(468)	-0.11%	(486)	-0.11%
Net interest income after provisions	$9,549	2.05%	$10,933	2.08%	$12,011	2.43%	$10,947	2.40%	$9,246	2.09%	$10,034	2.25%

Non-interest operating income	$421	0.09%	$474	0.09%	$507	0.10%	$638	0.14%	$961	0.22%	$1,077	0.24%
Operating expense	(10,125)	-2.18%	(10,495)	-2.00%	(10,890)	-2.20%	(13,478)	-2.96%	(13,318)	-3.01%	(13,516)	-3.04%
Net operating income	$(155)	-0.03%	$912	0.17%	$1,628	0.33%	$(1,893)	-0.42%	$(3,111)	-0.70%	$(2,405)	-0.54%

Non-Operating Income/(Losses)
Gains (loss) real estate owned	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$699	0.16%	$1,375	0.31%
Bargain purchase gain	3,982	0.86%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Gain on investment securities	292	0.06%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Net non-operating income(losses)	$4,274	0.92%	$0	0.00%	$0	0.00%	$0	0.00%	$699	0.16%	$1,375	0.31%

Net income before tax	$4,119	0.89%	$912	0.17%	$1,628	0.33%	$(1,893)	-0.42%	$(2,412)	-0.54%	$(1,030)	-0.23%
Income tax provision	29	0.01%	(473)	-0.09%	93	0.02%	3,384	0.74%	869	0.20%	749	0.17%
Net income (loss)	$4,148	0.89%	$439	0.08%	$1,721	0.35%	$1,491	0.33%	$(1,543)	-0.35%	$(281)	-0.06%

Adjusted Earnings
Net income	$4,148	0.89%	$439	0.08%	$1,721	0.35%	$1,491	0.33%	$(1,543)	-0.35%	$(281)	-0.06%
Add(Deduct): Non-operating income	(4,274)	-0.92%	0	0.00%	0	0.00%	0	0.00%	(699)	-0.16%	(1,375)	-0.31%
Tax effect (2)	1,219	0.26%	0	0.00%	0	0.00%	0	0.00%	199	0.04%	392	0.09%
Adjusted earnings	$1,093	0.24%	$439	0.08%	$1,721	0.35%	$1,491	0.33%	$(2,043)	-0.46%	$(1,264)	-0.28%

Expense Coverage Ratio (3)	0.94	x	1.04	x	1.11	x	0.81	x	0.73	x	0.78	x
Efficiency Ratio (4)	101.87%	92.17%	86.61%	116.54%	124.90%	116.92%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 28.5% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Hoyne Bancorp's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

During the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 2.05% during 2020 to a high of 2.44% during 2022 and equaled 2.36% for the twelve months ended March 31, 2025. The decrease in the Company’s net interest income ratio from 2022 through 2024 was largely due to interest rate spread compression that resulted from a more significant increase in the cost of interest-bearing liabilities relative to the yield earned on interest-earning assets. Comparatively, the increase in the Company’s net interest income ratio during the twelve months ended March 31, 2025 was due to an increase in the interest income ratio and a decrease in the interest expense ratio, which was facilitated interest rate spread expansion realized from an increase in the yield on interest-earnings assets and a decrease in the cost of interest-bearing liabilities during the first quarter of 2025 compared to the year ago quarter. The Company’s net interest rate spreads and yields and costs for the past two and one-quarter years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been somewhat of a limited contributor to the Company’s earnings throughout the period covered in Table 1.2, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. For the period covered in Table 1.2, sources of non-interest operating income ranged from a low of $421,000 or 0.09% of average assets during 2020 to a high of $1.1 million or 0.24% of average assets during the twelve months ended March 31, 2025. Customer service fees and income earned on BOLI constitute the major sources of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $10.1 million or 2.18% of average assets during 2020 to a high of $13.5 million or 3.04% of average assets during the twelve months ended March 31, 2025. The upward trend in the Company’s operating expenses includes normal increases in overhead expenses, as well as investment in infrastructure to facilitate implementation of the Company’s strategic plan. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through implementation of current growth strategies.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Overall, the general trends in the Company’s net interest income and operating expense ratios since 2020 reflect a decrease in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). Hoyne Bancorp’s expense coverage ratio equaled 0.94 times during 2020, versus a ratio of 0.78 times during the twelve months ended March 31, 2025. The decrease in the expense coverage ratio since 2020 was the result of an increase in the operating expense ratio, which was partially offset by an increase in the net interest income ratio. Similarly, Hoyne Bancorp’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 101.87% during 2020 was more favorable compared to its efficiency ratio of 116.92% during the twelve months ended March 31, 2025. In terms of recent trends, the Company’s expense coverage and efficiency ratios for the most recent twelve month period were more favorable in comparison to the comparable ratios recorded for 2024.

Over the past five and one-quarter years, credit loss provisions established by the Company have ranged from zero credit loss provisions during 2020, 2021 and 2023 to credit loss provisions of $486,000 or 0.11% of average assets during the twelve months ended March 31, 2025. The higher credit loss provisions established during 2024 and the twelve months ended March 31, 2025 were largely related to growth of the loan portfolio. As of March 31, 2025, the Company maintained an allowance for loan losses of $2.3 million, equal to 0.90% of total loans outstanding and 252.28% of non-performing loans. Exhibit I-6 sets forth the Company’s allowance for credit losses activity during the past two and one-quarter years.

Non-operating income contributed to the Company’s earnings in 2020, 2024 and for the twelve months ended March 31, 2025, with such income ranging from $699,000 or 0.16% of average assets during 2024 to $4.3 million or 0.92% of average assets during 2020. For the twelve months ended March 31, 2025, non-operating income amounted to $1.4 million or 0.31% of average assets. Non-operating income for 2020 consisted of a $4.0 million bargain purchase gain and a $292,000 gain on investment securities, while non-operating income for 2024 and for the twelve months ended March 31, 2025 consisted of gains on REO. The gains on REO were realized from the increase in value from book to market value of branch locations that were closed by the Company and are currently being marketed for sale. Overall, the non-operating gains recorded by the Company were viewed as non-recurring income items.

The Company effective tax rate ranged from a tax benefit of 178.76 % during 2023 to a tax expense of 48.14% during 2021 and equaled a tax benefit of 72.72% for the twelve months ended March 31, 2025. The tax benefit recorded for 2023 includes the reversal of a $2.7 million valuation allowance that was established for the likelihood that the Company’s deferred tax assets would be realized in the future. As set forth in the prospectus, the Company’s effective marginal tax rate is 28.5%.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Interest Rate Risk Management

The Company’s balance sheet is liability sensitive in the short-term (less than one year). The Company’s interest rate risk analysis as of March 31, 2025 indicates that in the event of an immediate and sustained 200 basis point increase in interest rates, assuming a parallel and immediate shift across the yield curve over such period, net interest income would decrease by 12.4% over a one year period and net portfolio value would decrease by 11.3% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through underwriting originations 1-4 family loans to conform to secondary market standards that would facilitate the sale of those loans as warranted, maintaining most of the investment portfolio as available for sale, emphasizing commercial real estate, commercial business and construction lending as areas of lending diversification which consists primarily of variable rate or shorter term fixed rate loans. As of March 31, 2025, of the Company’s total loans due after March 31, 2026, adjustable rate loans comprised 14.10% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been primarily pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits Transaction and savings accounts comprised 45.70% of the Company’s total deposits at March 31, 2025.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate loans, commercial business loans and construction loans as the primary areas of targeted loan growth. Other areas of lending for the Company include 1-4 family permanent mortgage loans and home equity loans and lines of credit. Exhibit I-9 provides historical detail of Hoyne Bancorp’s loan portfolio composition for the past two and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of March 31, 2025.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

1-4 Family Residential Loans. Hoyne Bancorp offers fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. ARM loans offered by the Bank have initial repricing terms of one, three or five years and then reprice annually for the balance of the loan term. ARM loans are indexed to the one-year U.S. Treasury rate or the Secured Overnight Financing Rate (“SOFR”). As of March 31, 2025, the Company’s outstanding balance of 1-4 family loans totaled $129.1 million equal to 51.20% of total loans outstanding, which included $4.4 million of loans sold and $6.8 million of purchased loans.

Commercial Real Estate Loans. Commercial real estate loans consist largely of loans originated by the Company, which are generally collateralized by properties in the Company’s primary market area. On a limited basis, the Company supplements originations of commercial real estate loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Hoyne Bancorp generally originates commercial real estate loans up to a LTV ratio of 75% and generally requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate loans are originated as fixed rate loans, which generally have balloon terms of five years with amortization terms of up to 25 years. Properties securing the commercial real estate loan portfolio include multi-family apartment complexes, retail properties and a private school campus. As of March 31, 2025, the Company’s largest commercial real estate loan had an outstanding balance of $9.7 million and was secured by a private school campus. This loan was performing in accordance with its original terms at March 31, 2025. As of March 31, 2025, the Company’s outstanding balance of commercial real estate loans totaled $55.0 million equal to 21.79% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of floating lines of credit indexed to The Wall Street Journal prime rate and fixed rate term loans. Commercial business loans are generally secured by business assets, and the Company generally obtains personal guarantees with respect to all commercial business lines of credit. As of March 31, 2025, the Company’s outstanding balance of commercial business loans totaled $34.7 million equal to 13.75% of total loans outstanding, which included $14.9 million of outstanding commercial lines of credit and $687,000 of purchased loan participations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Construction Loans. Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial real estate properties. Construction loans are interest only loans during the construction period, which is usually up to 12 to 18 months, and are generally offered up to a maximum LTV ratio of 75% of the appraised market value of the completed property. As of March 31, 2025, the Company’s outstanding balance of construction loans totaled $27.5 million equal to 10.89% of total loans outstanding, which included $1.0 million of purchased loan participations.

Home Equity Loans and Lines Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are fixed rate loans originated with terms pf up to 10 years. Home equity lines of credit are offered as 5-year variable rate loans tied to the prime rate as published in The Wall Street Journal. The Company will generally originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80%, inclusive of other liens on the property, on owner occupied properties. As of March 31, 2025, the Company’s outstanding balance of home equity loans and lines of credit totaled $6.0 million equal to 2.37% of total loans outstanding.

Asset Quality

Historically, the Company’s 1-4 family lending emphasis and lending in local and familiar markets have supported maintenance of favorable credit quality measures. Over the past two and one-quarter years, Hoyne Bancorp’s balance of non-performing assets ranged from a low of $901,000 or 0.19% of assets at March 31, 2025 to a high of $1.7 million or 0.37% of assets at December 31, 2024. As shown in Exhibit I-11, non-performing assets at March 31, 2025 consisted entirely of non-accruing loans. Non-accruing loans at March 31, 2025 consisted of $859,000 of 1-4 family permanent mortgage loans and $42,000 of purchased loans and loan participations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

To track the Company’s asset quality and the adequacy of valuation allowances, Hoyne Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2025, the Company maintained credit loss allowances of $2.3 million, equal to 0.90% of total loans outstanding and 255.97% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source, as the Company has maintained a zero balance of borrowings from yearend 2022 through March 31, 2025. Exhibit I-12 sets forth the Company’s deposit composition for the past two and one-quarter years. Transaction and savings account deposits constituted 45.70% of total deposits at March 31, 2025, as compared to 47.77% of total deposits at December 31, 2023. The decrease in the concentration of core deposits comprising total deposits from yearend 2023 to March 31, 2025 was the result of comparatively strong growth of CDs relative to growth of core deposits. As of March 31, 2025, savings accounts comprised the largest concentrations of the Company’s core deposits equaling 59.07% of core deposits.

The balance of the Company’s deposits consists of CDs, which equaled 54.30% of total deposits at March 31, 2025 compared to 52.23% of total deposits at December 31, 2023. Hoyne Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $201.4 million at March 31, 2025 and $185.8 million or 92.26% of the CDs were scheduled to mature in one year or less. As of March 31, 2025, jumbo CDs (CD accounts with balances of $250,000 or more) amounted to $36.9 million or 18.34% of total CDs.

Borrowings serve as an alternative funding source for the Company, in which the Company maintains the capacity to obtain borrowings from the FHLB of Chicago. In the recent years, the Company has not utilized borrowings as a funding source.

Subsidiary Activity

Upon completion of the conversion, the Bank will be the sole and wholly owned subsidiary of Hoyne Bancorp.

Prospect Services Inc., an insurance brokerage company, previously operated as the Bank’s sole subsidiary and was dissolved in 2025.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Hoyne Bancorp serves the Chicago metropolitan area through its main office, five branch offices and a loan production office, which are all located in Cook County. Details regarding the Company’s office properties are set forth in Exhibit II-1.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Chicago metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services, technology and education.

Future growth opportunities for Hoyne Bancorp depend on the national economy, the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national economic trends. July 2024 manufacturing activity contracted for a fourth consecutive month with an index reading of 46.8, while service sector activity for July rebounded to an index reading of 51.4. Job growth slowed in July, as the U.S. economy added 114,000 jobs and the unemployment rate increased to 4.3%. Existing and new home sales for July increased 1.3% and 10.6%, respectively, as a drop in mortgage rates helped to boost demand for home purchases. July retail sales showed a robust increase of 1.3%. Reports for the manufacturing and service sectors reflected a pick-up in activity during August, with respective index readings of 47.2 and 51.5. The U.S. economy added 142,000 jobs in August, which was less than expected, and the August unemployment rate fell to 4.2%. August existing home sales slipped 2.5%, as home prices remained elevated amid limited inventory of houses listed for sale. Similarly, new home sales for August declined by 4.7%. Manufacturing activity remained subdued in September, contracting for the sixth consecutive month with an index reading of 47.2. Comparatively, September service sector activity accelerated with an index reading of 54.9. Hiring picked-up in September as the U.S. economy added 250,000 jobs, while the September unemployment rate dipped to 4.1%. Retail sales for September increased 0.4%. September existing home sales fell 3.5%, versus a 4.1% increase in September new home sales. Third quarter GDP increased at a 2.8% annualized rate (subsequently revised up to 3.1%).

RP® Financial, LC.	MARKET AREA II.2

October 2024 manufacturing activity slowed to an index reading of 46.5, while service sector activity for October accelerated to an index reading of 56.0. The unemployment report for October showed the U.S. economy added only 12,000 jobs and the unemployment rate held steady at 4.1%. Retail sales for October were up 0.4%. A short-lived drop in mortgage rates contributed to a 3.4% increase in October existing home sales, which was counter to the 17.3% decline in October new home sales. Manufacturing activity contracted for an eighth straight month in November with an index reading of 48.4, while November serviced sector eased to an index reading of 52.1. The U.S. economy added 227,000 jobs in November and the November unemployment rate ticked up to 4.2%. Retail sales for November increased 0.7%. Existing home sales increased for a second consecutive month in November with an increase of 4.5%, while November new home sales rose 5.9%. Manufacturing activity for December picked up slightly with an index reading of 49.3 and service sector activity for December accelerated to an index reading of 54.1. Stronger-than-expected job growth was recorded for December, as the U.S. economy added 256,000 jobs and the December unemployment rate fell to 4.1%. December existing home sales were up 2.2%, while existing home sales for 2024 in total were the lowest since 1995. New home sales for December increased 3.6%. Fourth quarter GDP increased at a 2.3% annual rate, which was less than expected.

For the first time in 26 months, manufacturing activity expanded in January 2025 with an index reading of 50.9. The pace of service sector activity for January slowed to an index reading of 52.8. Job growth slowed in January with the U.S. economy adding 143,000 jobs, while the January unemployment rate fell to 4.0%. Retail sales for January declined 0.9%. Existing and new home sales fell in January, with respective declines of 4.9% and 10.5%. Manufacturing activity for February slowed slightly with an index reading of 50.3%, while February service sector activity accelerated to an index reading of 53.5. The U.S. economy added 151,000 jobs in February and the February unemployment rate ticked up to 4.1%. Sales of existing and new homes for February showed respective increases of 4.2% and 1.8%. Following two months of expansion, manufacturing activity for March contracted with an index reading of 49.0. The pace of service sector activity also slowed in March to an index reading of 50.8. Job growth for March came in stronger-than-forecasted, as the U.S. economy added 228,000 jobs. The U.S. March unemployment rate ticked up to 4.2% Retail sales for March increased 1.4%, as shoppers stocked up on big ticket items before new tariffs started kicking in. March existing home sales dropped 5.9%, which was in contrast to a 7.4% increase in March new home sales. First quarter GDP contracted at a 0.2% annual rate, which was the first time in three years GDP contracted.

RP® Financial, LC.	MARKET AREA II.3

Manufacturing activity for April 2025 slowed to an index reading of 48.7, versus service sector activity for April accelerating to an index reading of 51.6. April unemployment data showed 177,000 jobs were added to the U.S. economy, while the unemployment rate held steady at 4.2%.

In terms of interest rates trends over the past few quarters, an increase in the June unemployment rate translated into long-term Treasury yields edging lower in early-July 2024. Signs of cooling inflation, such as June’s CPI showing a 3.0% increase from a year ago and a 0.1% decline from May, helped to sustain the downward trend in long-term Treasury yields through mid-July. Long-term Treasury yields stabilized going into late-July and then edged lower in the last week of July. The Federal Reserve concluded its end of July policy meeting holding its benchmark rate steady, while signaling the possibility of an interest rate cut at their September meeting that would be facilitated by continued progress in fighting inflation. Treasury yields tumbled at the beginning of August on worries of an economic slowdown, as investors reacted to employment and manufacturing data showing a weakening economy. The 10-year Treasury yield stabilized at slightly below 4.0% through the remainder of August, with inflation falling below 3.0% for the first time since 2021 based on a 2.9% increase in July’s CPI. Signs of a weakening labor market, along with the August CPI posting an increase of 2.5%, provided for a downward trend in long-term Treasury yields through mid-September with the 10-year Treasury yield dipping to a low of 3.62%. After the Federal Reserve’s September policy meeting concluded with a 0.5% cut to its target rate, the 10-year Treasury yield edged higher through the end of September.

The upward trend in long-term Treasury yields continued through early-October 2024, with the 10-year Treasury yield moving above 4.0% as September’s employment report showed stronger-than-expected job growth. A 2.4% increase in September’s CPI, which indicated a slight easing in inflation, translated into long-term Treasury yields stabilizing through mid-October. Long-term Treasury yields resumed an upward trend in the second half of October and through the early-November election results. The Federal Reserve concluded its November policy meeting approving a quarter-point rate cut on November 7th, but signaled a little more uncertainty over how quickly it would continue to lower rates. After long-term Treasury yields initially eased lower following the rate cut, the 10-year Treasury yield moved back above 4.4% in mid-November as the 2.6% increase in October’s CPI indicated that consumer prices edged up in October. Donald Trump’s pick for U.S. Treasury Secretary spurred a rally in Treasury bonds in late-November through the first week of December, with the 10-year Treasury yield dipping below 4.2% following the release of November’s employment report. November’s CPI showing an uptick in inflation and a stronger-than-expected increase in November retail sales translated into long-term Treasury yields trending higher through mid-December. Following the Federal Reserve’s December 18th quarter-point rate cut, the 10-year Treasury yield spiked above 4.5% and then stabilized at that level for the balance of 2024 as the Federal Reserve signaled a more cautious approach to future interest rate cuts.

RP® Financial, LC.	MARKET AREA II.4

Long-term Treasury yields moved higher at the start of 2025, as better-than-expected economic data fanned fears that inflation would remain stubbornly high and reduced expectations of further rate cuts by the Federal Reserve. December’s CPI report showing core inflation slowed sparked a bond market rally, with the 10-year Treasury yield declining from a mid-January high of 4.80% to a late-January low of 4.52%. The Federal Reserve concluded its late-January meeting holding interest rates steady and indicated it was in a monitoring phase on when to cut rates again. Going into the first week of February, long-term Treasury yields stabilized ahead of the release of January’s unemployment report and remained stable until spiking higher in mid-February which was triggered by a 3.0% increase in the January CPI. For the balance of February and into early-March, long-term Treasury yields trended lower with the 10-year Treasury yield declining from a mid-February high of 4.64% to an early-March low of 4.11% ahead of the release of February’s employment report. Following February’s employment report, long-term Treasury yields edged higher and then remained fairly stable through the end of March. Factors contributing to interest rates stabilizing included February’s CPI showing a cooling pace of inflation and the Federal Reserve concluding its mid-March meeting by holding interest rate steady and taking a wait and see approach on any further rate cuts.

Concerns that President Trump’s escalating trade war could push the U.S. economy into a recession fueled a bond market rally at the start of the second quarter of 2025, as the 10-year Treasury yield dipped below 4.0%. As the trade war with China escalated, long-term Treasury yields reversed course and moved higher heading into mid-April. Long-term Treasury yields edged lower in the second half of April, with the 10-year Treasury yield dropping to 4.17% at the end of April in reaction to the GDP for the first quarter showing a decline. April’s employment report showing stronger-than-expected job growth translated into long-term Treasury yields edging higher in early-May. As of May 5, 2025, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.02% and 4.36%, respectively, versus comparable year ago yields of 5.12% and 4.50%. Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA II.5

Based on the consensus outlook of economists surveyed by The Wall Street Journal in April 2025, GDP was projected to increase 0.8% in 2025 and then increase to a 1.8% annual growth rate in 2026. The U.S. unemployment rate was forecasted to equal 4.7% in December 2025 and remain at 4.7% in June 2026. An average of 55,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.79% in December 2025 and then decrease to 3.50% in June 2026. On average, the economists forecasted that the 10-year Treasury yield would equal 4.08% in December 2025 and remain at 4.08% in June 2026.

The April 2025 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2025 existing home sales to increase by 4.5% from 2024 sales, while 2025 new home sales were forecasted to increase by 3.9% from sales in 2024. The 2025 median sale prices for existing and new homes were forecasted to increase by 1.5% and 0.5%, respectively. Total mortgage production was forecasted to increase in 2025 to $2.076 trillion, compared to $1.779 trillion in 2024. The forecasted increase in 2025 originations was based on a 7.4% increase in purchase volume and a 41.1% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.383 trillion in 2025, versus refinancing volume totaling $693 billion. Housing starts for 2025 were projected to decrease by 0.4% to total 1.363 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the attributes of the Company’s market area. Demographic data for Cook County, as well as comparative data for Illinois and the U.S., is provided in Table 2.1.

Both Cook County and Illinois experienced a loss in population and households during the five year period covering 2020 through 2025. Cook County’s population decreased at a 0.9% annual rate compared to a 0.5% annual rate of decline for Illinois, while households decreased at annual rates of 0.7% and 0.3% for Cook County and Illinois, respectively. Comparatively, annual population and household growth rates for the U.S. both equaled 0.4% during the past five years.

RP® Financial, LC.	MARKET AREA II.6

Over the next five years, population and households are projected to decline at slower rates for both Cook County and Illinois, versus projected five year annual population and household growth rates for the U.S. that both equaled 0.5%.

Table 2.1

Hoyne Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2020	2025	2030	2020-2025	2025-2030
				(%)	(%)
Population (000)
USA	331,449	337,644	345,736	0.4%	0.5%
Illinois	12,813	12,482	12,365	-0.5%	-0.2%
Cook, IL	5,276	5,032	4,901	-0.9%	-0.5%

Households (000)
USA	126,818	129,687	133,187	0.4%	0.5%
Illinois	4,998	4,914	4,896	-0.3%	-0.1%
Cook, IL	2,087	2,016	1,979	-0.7%	-0.4%

Median Household Income ($)
USA	NA	78,770	85,719	NA	1.7%
Illinois	NA	80,648	86,177	NA	1.3%
Cook, IL	NA	79,033	83,834	NA	1.2%

Per Capita Income ($)
USA	NA	44,561	48,539	NA	1.7%
Illinois	NA	45,725	49,178	NA	1.5%
Cook, IL	NA	46,995	50,251	NA	1.3%

2025 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.3	26.5	25.2	18.1	12.8
Illinois	17.1	26.4	25.6	18.3	12.6
Cook, IL	16.7	27.2	26.8	17.5	11.8

	Less Than	$25,000 to	$50,000 to
2025 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	15.1	17.3	28.2	39.3
Illinois	15.1	16.7	27.9	40.2
Cook, IL	17.0	16.5	26.7	39.8

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.7

A comparison of age distribution measures reveal that the age distribution for Cook County’s population is similar to the Illinois and U.S. age distribution measures, but with slightly higher percentages in the age ranges of 15-34 and 35-54 years and slightly lower percentages in the age ranges of 0-14, 55-69 and 70+ years.

Median household income and per capita income measures for Cook County and Illinois were slightly above the comparable U.S. measures. Over the next five years, Cook County’s median household income and per capita income growth rates are projected to be slightly less than the comparable U.S. and Illinois growth rates, with the U.S. showing slightly stronger growth rates compared to Illinois. Income distribution measures indicate that there is a broad spectrum of economic classes within Cook County. In comparison to the U.S. and Illinois, Cook County maintained a higher concentration of households with incomes of less than $25,000 and a similar concentration of households with incomes of rmore than $100,000.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services followed by education/healthcare/social services were the largest and second largest employment sectors in Cook County, as well as Illinois Wholesale/retail trade and manufacturing jobs were the third and fourth largest employment sectors for Cook County and Illinois. Other noteworthy employment sectors for Cook County included finance/insurance/real estate and transportation/utility. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

Hoyne Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Cook
Employment Sector	Illinois	County
	(%)	(%)
Services	25.5%	29.1%
Education,Healthcare, Soc. Serv.	23.3%	23.1%
Government	3.7%	3.3%
Wholesale/Retail Trade	13.2%	11.7%
Finance/Insurance/Real Estate	7.5%	8.7%
Manufacturing	11.8%	9.4%
Construction	5.4%	4.5%
Information	1.7%	2.0%
Transportation/Utility	7.1%	8.0%
Agriculture	0.9%	0.2%
	100.0%	100.0%

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.8

Table 2.3, which lists the largest employers in Cook County, further reveals the economic makeup of the Company’s market area. Among the largest employers in Cook County include jobs in healthcare, government and higher education, which tend to be relatively stable sources of employment. Overall, Cook County has a highly developed and diversified economy, which facilitates growth opportunities in a highly competitive environment for providers of financial services.

Table 2.3

Hoyne Bancorp, Inc.

Largest Employers in the Chicagoland Area and Chicago Suburbs

Company/Institution	Employees	Industry
City of Chicago	21,482	Local Government
Advocate Health System	18,512	Healthcare
JPMorgan Chase	16,045	Financial Services
University of Chicago	15,452	Higher Education
State of Illinois	14,731	State Government
United Continental Holdings	14,000	Airlines & Aviation
AT&T Illinois	14,000	Telecommunications
Walgreens	13,657	Retail Pharmacy/Healthcare/Consumer Goods
Abbott Laboratories	12,000	Healthcare Products
Presence Health	11,959	Healthcare
Chicago Transit Authority	11,100	Mass Transit

Source: Hausmarkt (real estate website).

Unemployment Trends

Comparative unemployment rates for Cook County, as well as for the U.S. and Illinois are shown in Table 2.4. The unemployment data indicates that Cook County’s March 2025 unemployment rate of 5.7% was above the respective comparable U.S. and Illinois unemployment rates of 4.2% and 5.0%. Consistent with the U.S., the March 2025 unemployment rate for Cook County was higher compared to a year ago. Comparatively, the March 2025 unemployment rate for Illinois was unchanged compared to a year ago.

Table 2.4

Hoyne Bancorp, Inc.

Unemployment Trends

	Unemployment Rate
Region	March 2024	March 2025	Change
USA	3.9%	4.2%	0.3%
Illinois	5.0%	5.0%	0.0%
Cook, IL	4.9%	5.7%	0.8%

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.9

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of the Chicago metropolitan area and, in particular, the markets that are in close proximity to Hoyne Bancorp’s branches. Table 2.5 displays deposit market trends from June 30, 2019 through June 30, 2024 for Hoyne Bancorp, as well as for all commercial bank and savings institution branches located in Cook County and Illinois. Commercial banks maintained a significantly larger market share of deposits than savings institutions in Cook County, as well as in Illinois. For the five year period covered in Table 2.4, savings institutions experienced a decline in deposit market share in both Cook County and Illinois. Overall, from June 30, 2019 through June 30, 2024, total deposits in Cook County and Illinois increased at annual rates of 7.7% and 6.5%, respectively.

Table 2.5

Hoyne Bancorp, Inc.

Deposit Summary

	As of June 30,
	2019			2024			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2019-2024

	(Dollars in Millions)						(%)
Illinois	$500,190	100.0%	4,217	$686,728	100.0%	3,657	6.5%
Commercial Banks	$478,720	95.7%	4,034	$674,406	98.2%	3,502	7.1%
Savings Institutions	$19,984	4.0%	182	$9,660	1.4%	154	-13.5%
Other (1)	$1,487	0.3%	1	$2,662	0.4%	1	12.4%

Cook, IL	$296,832	100.0%	1,354	$430,115	100.0%	1,140	7.7%
Commercial Banks	$291,739	98.3%	1,296	$424,458	98.7%	1,099	7.8%
Savings Institutions	$3,606	1.2%	57	$2,994	0.7%	40	-3.7%
Other (1)	$1,487	0.5%	1	$2,662	0.6%	1	12.4%
Hoyne Financial Corp.	$357	0.1%	7	$362	0.1%	7	0.3%

(1) Insured U.S. branch of a foreign chartered institution.

Source: S&P Global Market Intelligence.

Based on June 30, 2024 deposit data, Hoyne Bancorp’s $362 million of deposits provided for a 0.1% market share of bank and thrift deposits in Cook County. From June 30, 2019 through June 30, 2024, the Company’s deposits increased at a 0.3% annual rate.

As implied by the Company’s very low market share of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are significantly larger and more diversified institutions, which have greater resources than maintained by Hoyne Bancorp. Financial institution competitors in the Company’s primary market area include several super regional and money center banks. There is a total of 83 banking institutions operating in Cook County, with Hoyne Bancorp holding the 45th largest market share of deposits. Table 2.6 lists the Company’s largest competitors in Cook County, based on deposit market share.

RP® Financial, LC.	MARKET AREA II.10

Table 2.6

Hoyne Bancorp, Inc.

Market Area Deposit Competitors

As of June 30, 2024

Location	Name	Market Share	Rank
Cook County	Bank of Montreal	21.57%
	JPMorgan Chase & Co. (NY)	20.10%
	Bank of America Corporation (NC)	9.53%
	Canadian Imperial Bk. Commerce	9.25%
	Northern Trust Corp. (IL)	7.52%
	Hoyne Financial Corp. (IL)	0.08%	45 out of 83

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Hoyne Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Hoyne Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Hoyne Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 40 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Hoyne Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Hoyne Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o	Screen #1 Midwest, Southeast and Southwest institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings. Six companies met the criteria for Screen #1 and all six were included in the Peer Group: Affinity Bancshares, Inc. of Georgia, Catalyst Bancorp, Inc. of Louisiana, Central Plains Bancshares, Inc. of Nebraska, Home Federal Bancorp, Inc. of Louisiana, IF Bancorp, Inc. of Illinois and Texas Community Bancshares, Inc. of Texas. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Midwest, Southeast and Southwest thrifts.

o	Screen #2 Mid-Atlantic and New England institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings. Four companies met the criteria for Screen #2 and all four were included in the Peer Group: BV Financial, Inc. of Maryland, Magyar Bancorp, Inc. of New Jersey, PB Bankshares, Inc. of Pennsylvania and SR Bancorp, Inc. of New Jersey. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Hoyne Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Hoyne Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Hoyne Bancorp’s characteristics is detailed below.

o	Affinity Bancshares, Inc. of Georgia. Comparable due to similar ratio of deposits funding assets, limited earnings contribution from sources of non-interest operating income and similar ratio of non-performing assets as a percent of assets.

o	BV Financial, Inc. of Maryland. Comparable due to relatively high equity/assets ratio, limited earning contribution from sources of non-interest operating income, similar concentration of 1-4 family loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2025 or the Most Recent Date Available

									As of
									May 5, 2025
						Total			Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Price	Value
						($Mil)			($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$912		3	$18.37	$117
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$922		14	$15.86	$168
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$272		6	$11.60	$49
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$484	(1)	9	$14.96	$63
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$620		11	$13.15	$40
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$879		8	$24.33	$78
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,022		7	$14.10	$91
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$467		6	$15.98	$38
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,074		14	$13.17	$115
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$442		7	$15.50	$44

(1) As of December 31, 2024.

Source:	S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

o	Catalyst Bancorp, Inc. of Louisiana. Comparable due to similar size of branch network, relatively high equity/assets ratio, similar interest-earning asset composition, similar interest-bearing funding composition, similar operating expense to average assets ratio and similar ratio of non-performing assets as a percent of assets.

o	Central Plains Bancshares, Inc. of Nebraska. Comparable due to similar asset size, similar ratio of deposits funding assets, similar operating expense to average assets ratio and similar concentration of 1-4 family loans as a percent of assets.

o	Home Federal Bancorp, Inc. of Louisiana. Comparable due to limited earnings contribution from sources of non-interest operating income, similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

o	IF Bancorp, Inc. of Illinois. Comparable due to headquartered in Illinois, similar size of branch network, similar ratio of deposits funding assets, similar net interest income to average assets ratio and similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets.

o	Magyar Bancorp, Inc. of New Jersey. Comparable due to similar size of branch network, similar ratio of deposits funding assets, limited earnings contribution from sources of non-interest operating income and similar concentration of 1-4 family loans as a percent of assets.

o	PB Bankshares, Inc. of Pennsylvania. Comparable due to similar asset size, similar size of branch network, similar ratio of deposits funding assets, limited earnings contribution from sources of non-interest operating income and similar concentration of 1-4 family loans as a percent of assets.

o	SR Bancorp, Inc. of New Jersey. Comparable due to similar ratio of deposits funding assets and similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets.

o	Texas Community Bancshares, Inc. of Texas. Comparable due to similar asset size, similar size of branch network, similar ratio of deposits funding assets, similar impact of credit loss provisions on earnings, similar combined concentration of mortgage-backed securities and an 1-4 family loans as a percent assets and similar ratio of non-performing assets as a percent of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

In aggregate, the Peer Group companies maintained a slightly higher level of tangible equity than the industry average (14.42% of assets versus 13.38% for all public companies), generated higher earnings as a percent of average assets (0.66% core ROAA versus 0.45% for all public companies) and earned a higher ROE (4.77% core ROE versus 2.94% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were lower and higher than the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,402	$709
Market capitalization ($Mil)	$575	$80
Tangible equity/assets (%)	13.38%	14.42%
Core return on average assets (%)	0.45	0.66
Core return on average equity (%)	2.94	4.77

	All
	Publicly-Traded		Peer Group
Pricing Ratios (Averages)(1)
Core price/earnings (x)	17.24	x	18.77	x
Price/tangible book (%)	92.77%		84.37%
Price/assets (%)	11.05		11.67

(1) Based on market prices as of May 5, 2025.

Ideally, the Peer Group companies would be comparable to Hoyne Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Hoyne Bancorp, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Hoyne Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of March 31, 2025. Hoyne Bancorp’s equity-to-assets ratio of 19.04% was above the Peer Group's average net worth ratio of 15.10%. The Company’s pro forma capital position will increase with the addition of stock proceeds, which will provide the Company with an equity-to-assets ratio that will further exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 18.98% and 14.42%, respectively. The increase in Hoyne Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Hoyne Bancorp’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS
Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2025

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk- Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk- Based	Capital
Hoyne Bancorp, Inc.		IL
March 31, 2025			6.88%	32.12%	3.68%	52.46%	79.50%	0.00%	0.00%	19.04%	0.06%	18.98%	3.63%	-14.71%	21.79%	4.05%	0.00%	0.97%	1.19%	19.14%	NA	NA
All Non-MHC Public Thrifts
Averages			6.34%	12.21%	1.77%	75.31%	75.89%	8.84%	0.33%	13.93%	0.67%	13.38%	3.04%	-1.17%	5.65%	7.68%	-17.04%	4.38%	5.16%	11.32%	14.96%	16.52%
Medians			5.35%	11.99%	1.45%	76.03%	76.44%	6.36%	0.00%	11.77%	0.02%	11.18%	0.65%	-0.46%	3.81%	5.39%	-14.36%	2.48%	3.26%	11.24%	13.50%	15.25%
Comparable Group
Averages			6.91%	13.27%	2.12%	74.04%	78.37%	5.46%	0.00%	15.10%	0.68%	14.42%	1.57%	-6.97%	6.32%	3.70%	-26.29%	2.66%	2.84%	13.98%	19.94%	21.13%
Medians			6.46%	12.87%	1.82%	74.17%	78.26%	4.47%	0.00%	12.67%	0.01%	11.66%	2.65%	-7.86%	7.39%	4.20%	-24.79%	3.31%	3.61%	11.00%	14.87%	15.96%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	8.19%	8.17%	1.82%	78.09%	80.03%	5.92%	0.00%	13.40%	1.99%	11.41%	4.94%	-0.08%	7.00%	6.23%	4.17%	-0.83%	-0.79%	10.57%	11.47%	12.61%
BVFL	BV Financial, Inc.	MD	7.68%	4.65%	2.19%	80.41%	71.36%	5.41%	0.00%	21.48%	1.65%	19.84%	3.29%	-8.04%	5.86%	2.88%	39.13%	-1.82%	-1.88%	19.39%	24.07%	25.32%
CLST	Catalyst Bancorp, Inc.	LA	14.84%	16.23%	5.38%	60.22%	66.48%	3.54%	0.00%	29.67%	0.00%	29.67%	-3.69%	-27.79%	15.67%	6.46%	-67.36%	-0.81%	-0.81%	29.45%	46.95%	48.20%
CPBI	Central Plains Bancshares, Inc.	(2) NE	1.37%	11.96%	0.21%	82.39%	81.43%	0.00%	0.00%	16.78%	0.00%	16.78%	6.60%	-7.69%	7.78%	7.32%	-100.00%	4.46%	4.46%	13.78%	16.58%	17.83%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	4.91%	15.47%	1.11%	74.13%	89.85%	0.65%	0.00%	8.83%	0.64%	8.19%	-3.64%	16.77%	-8.35%	-3.82%	-57.28%	4.13%	5.10%	9.24%	13.42%	14.53%
IROQ	IF Bancorp, Inc.	IL	1.01%	21.65%	1.73%	72.59%	77.80%	11.93%	0.00%	8.98%	0.00%	8.98%	-2.86%	-8.40%	-0.80%	0.32%	-24.79%	9.06%	9.06%	9.79%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	7.13%	9.45%	2.00%	78.39%	83.93%	3.32%	0.00%	11.18%	0.00%	11.18%	10.05%	14.81%	9.13%	10.68%	17.81%	6.18%	6.18%	10.91%	14.87%	15.96%
PBBK	PB Bankshares, Inc.	PA	13.43%	8.89%	1.82%	74.22%	78.70%	9.66%	0.00%	10.60%	0.00%	10.60%	3.70%	2.10%	4.02%	5.52%	-13.08%	5.88%	5.88%	9.71%	12.23%	13.48%
SRBK	SR Bancorp, Inc.	NJ	5.79%	13.78%	3.53%	72.71%	77.81%	2.98%	0.00%	18.16%	2.52%	15.65%	2.00%	-21.62%	11.72%	-0.29%	NM	-2.11%	-1.54%	15.86%	NA	NA
TCBS	Texas Community Bancshares, Inc.	TX	4.77%	22.44%	1.45%	67.28%	76.33%	11.21%	0.00%	11.93%	0.02%	11.91%	-4.65%	-29.81%	11.21%	1.72%	-35.24%	2.49%	2.76%	11.09%	NA	NA

(1)	Includes loans held for sale.

(2)	As of December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both Hoyne Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 52.46% was lower than the comparable Peer Group ratio of 74.04%. Comparatively, the Company’s cash and investments-to-assets ratio of 39.00% was higher than the comparable Peer Group ratio of 20.18%. Overall, Hoyne Bancorp’s interest-earning assets amounted to 91.46% of assets, which was less than the comparable Peer Group ratio of 94.22%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.12% of assets and goodwill/intangibles equal to 0.68% of assets, while the Company maintained BOLI equal to 3.68% of assets and goodwill/intangibles equal to 0.06% of assets.

Hoyne Bancorp’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 79.50% of assets, which was slightly above the Peer Group’s ratio of 78.37%. Comparatively, the Company maintained a zero balance of borrowings, versus a borrowings-to-assets ratio of 5.46% for the Peer Group. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 79.50% and 83.83%, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 115.00% and 112.39%, respectively. The additional capital realized from stock proceeds will provide Hoyne Bancorp with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Hoyne Bancorp’s growth rates are annualized growth rates for the fifteen months ended March 31, 2025, while the Peer Group’s growth rates are based on annual growth for the twelve months ended March 31, 2025. Hoyne Bancorp recorded a 3.63% increase in assets, versus asset growth of 1.57% recorded by the Peer Group. Asset growth for Hoyne Bancorp was driven by a 21.79% increase in loans, which was in part funded by a 14.71% reduction in cash and investments. Asset growth for the Peer Group was driven by a 6.32% increase in loans, which was in part funded by a 6.97% reduction in cash and investments.

Deposit growth of 4.05% primarily funded the Company’s asset growth. Comparatively, asset growth for the Peer Group was primarily funded through deposit growth of 3.70%, which also funded a 26.29% reduction in borrowings. The Company’s tangible capital increased 1.19%, which was less than the Peer Group’s tangible growth rate of 2.84%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2025. Hoyne Bancorp recorded a net loss equal to 0.06% of average assets, versus net income equal to 0.62% of average assets recorded by the Peer Group. Higher ratios of net interest income and non-interest operating income, and lower ratios of operating expenses and credit loss provisions represented earnings advantages for the Peer Group, while a higher ratio of non-operating income as well as a tax benefit were earnings advantages for the Company.

The Peer Group’s higher net interest income to average assets ratio was realized through a higher income ratio, which was partially offset by the Company’s lower interest expense ratio. A higher yield earned on interest-earning assets (5.35% versus 4.34% for the Company) and a higher concentration of assets maintained in interest-earning assets facilitated the Peer Group’s higher interest income ratio. Likewise, the Company’s lower interest expense ratio was facilitated by a lower cost of funds (1.99% versus 2.87% for the Peer Group), as well as maintaining a lower concentration of interest-bearing liabilities as a percent of assets. Overall, Hoyne Bancorp and the Peer Group reported net interest income to average assets ratios of 2.36% and 3.07%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.04% and 2.55%, respectively. The Company’s higher operating expense ratio was consistent with its comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $7.775 million for the Company, versus $8.477 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s earnings. Expense coverage ratios for Hoyne Bancorp and the Peer Group equaled 0.78x and 1.20x, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2025 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld- Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($ 000)	(%)
Hoyne Bancorp, Inc.		IL
March 31, 2025			-0.06%	3.93%	1.57%	2.36%	0.11%	2.25%	0.00%	0.24%	3.04%	0.31%	0.00%	-0.17%	4.34%	1.99%	2.35%	$7,775	-72.72%
All Non-MHC Public Thrifts
Averages			0.42%	5.05%	2.18%	2.87%	0.12%	2.77%	0.08%	0.37%	2.72%	0.01%	0.00%	0.17%	5.34%	3.02%	2.34%	$10,646	26.47%
Medians			0.47%	5.03%	2.17%	2.70%	0.03%	2.64%	0.01%	0.27%	2.52%	0.00%	0.00%	0.12%	5.25%	2.95%	2.26%	$8,579	24.23%
Comparable Group
Averages			0.62%	5.08%	2.01%	3.07%	0.04%	3.03%	0.02%	0.37%	2.55%	-0.02%	0.00%	0.20%	5.35%	2.87%	2.48%	$8,477	30.42%
Medians			0.60%	5.10%	2.09%	2.94%	0.02%	2.94%	0.00%	0.38%	2.53%	0.00%	0.00%	0.15%	5.43%	3.02%	2.53%	$8,243	21.64%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.67%	5.54%	2.17%	3.37%	0.03%	3.34%	0.00%	0.25%	2.51%	-0.19%	0.00%	0.19%	5.86%	3.26%	2.60%	$9,632	22.17%
BVFL	BV Financial, Inc.	MD	1.25%	5.30%	1.30%	4.00%	0.02%	3.98%	0.00%	0.27%	2.53%	0.00%	0.00%	0.47%	5.73%	1.88%	3.85%	$8,145	27.45%
CLST	Catalyst Bancorp, Inc.	LA	0.79%	5.08%	1.54%	3.54%	0.23%	3.31%	0.00%	0.50%	3.07%	0.16%	0.00%	0.18%	5.45%	2.53%	2.92%	$5,577	18.83%
CPBI	Central Plains Bancshares, Inc.	(2) NE	0.79%	5.12%	1.70%	3.42%	0.01%	3.41%	0.04%	0.50%	2.98%	0.00%	0.00%	0.17%	5.28%	2.59%	2.69%	$7,016	18.11%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.53%	4.89%	2.01%	2.88%	-0.02%	2.90%	0.04%	0.29%	2.61%	0.00%	0.00%	0.09%	5.23%	3.54%	1.69%	$8,213	14.73%
IROQ	IF Bancorp, Inc.	IL	0.37%	4.87%	2.67%	2.20%	-0.06%	2.26%	0.03%	0.54%	2.33%	-0.01%	0.00%	0.13%	4.86%	3.30%	1.56%	$8,272	26.06%
MGYR	Magyar Bancorp, Inc.	NJ	0.93%	5.31%	2.31%	3.00%	0.02%	2.98%	0.11%	0.20%	2.00%	0.16%	0.00%	0.41%	5.56%	3.22%	2.34%	$10,078	30.73%
PBBK	PB Bankshares, Inc.	PA	0.43%	5.27%	2.72%	2.55%	0.02%	2.53%	0.00%	0.19%	2.29%	0.11%	0.00%	0.11%	5.45%	3.34%	2.11%	$12,085	21.11%
SRBK	SR Bancorp, Inc.	NJ	-0.01%	4.37%	1.52%	2.86%	0.00%	2.85%	0.00%	0.46%	2.53%	-0.45%	0.00%	0.11%	4.64%	2.17%	2.47%	$8,949	110.67%
TCBS	Texas Community Bancshares, Inc.	TX	0.45%	5.07%	2.18%	2.89%	0.13%	2.76%	0.00%	0.48%	2.67%	0.00%	0.00%	0.08%	5.41%	2.82%	2.59%	$6,807	14.32%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2)	For the twelve months ended December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.24% and 0.39% of Hoyne Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, Hoyne Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 116.92% was less favorable than the Peer Group's efficiency ratio of 73.70%.

Credit loss provisions had a slightly larger impact on the Company’s earnings, as credit loss provisions established by the Company and the Peer Group equaled 0.11% and 0.04% of average assets, respectively

The Company recorded a net non-operating gain equal to 0.31% of average assets, versus a net non-operating loss equal to 0.02% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

The Company recorded an effective tax benefit of 72.72% compared to an effective tax rate of 30.42% for the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 28.5%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (49.09% of assets versus 35.29% for the Peer Group), as the Company maintained a similar concentration of 1-4 family loans and a higher concentration of mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $209,000 for the Peer Group compared to a zero balance for the Company.

RP® Financial, LC.	PEER GROUP ANALYSIS
Page III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2025

					Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($ 000)
Hoyne Bancorp, Inc.		IL
March 31, 2025			22.37%	26.72%	5.89%	1.26%	10.52%	7.43%	0.00%	$0
All Non-MHC Public Thrifts
Averages			8.25%	25.39%	6.68%	13.62%	19.54%	8.79%	1.77%	$2,025
Medians			8.02%	23.51%	3.72%	7.39%	15.11%	5.89%	0.21%	$104
Comparable Group
Averages			9.04%	26.25%	5.58%	6.65%	26.61%	7.47%	2.12%	$209
Medians			9.63%	26.47%	4.93%	5.16%	26.70%	8.10%	0.75%	$0
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	1.43%	5.93%	7.41%	0.50%	34.96%	16.24%	13.23%	$0
BVFL	BV Financial, Inc.	MD	1.95%	26.21%	3.72%	3.07%	42.74%	2.47%	1.82%	$0
CLST	Catalyst Bancorp, Inc.	LA	8.90%	29.85%	12.13%	0.95%	8.14%	9.73%	0.71%	$0
CPBI	Central Plains Bancshares, Inc.	(1) NE	10.35%	24.86%	5.61%	7.10%	30.64%	12.10%	3.29%	$381
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	14.91%	32.52%	5.42%	4.32%	22.75%	9.64%	0.20%	$0
IROQ	IF Bancorp, Inc.	IL	18.43%	21.38%	4.45%	14.71%	22.47%	10.72%	0.79%	$1,478
MGYR	Magyar Bancorp, Inc.	NJ	6.29%	26.72%	2.59%	7.39%	39.58%	2.33%	0.22%	$0
PBBK	PB Bankshares, Inc.	PA	0.72%	22.17%	2.25%	6.01%	37.89%	6.56%	0.00%	$0
SRBK	SR Bancorp, Inc.	NJ	10.62%	39.94%	0.00%	20.12%	12.07%	1.05%	0.00%	$0
TCBS	Texas Community Bancshares, Inc.	TX	16.80%	32.92%	12.24%	2.37%	14.84%	3.88%	0.90%	$230

(1) As of December 31, 2024.

Sources:	S&P Global Market Intelligence, FDIC Call Report data and RP ® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of commercial real estate loans (26.61% of assets versus 10.52% of assets for the Company), multi-family loans (6.65% of assets versus 1.26% of assets for the Company), commercial business loans (7.47% of assets versus 7.43% of assets for the Company) and consumer loans (2.12% of assets versus 0.00% of assets for the Company), while the Company maintained a slightly higher concentration of construction/land loans (5.89% of assets versus 5.58% of assets for the Peer Group). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 25.10% and 48.43% of the Company’s and the Peer Group’s assets, respectively.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Hoyne Bancorp’s interest rate risk characteristics implied a lower degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio and IEA/IBL ratios were higher than the respective Peer Group ratios, which were partially negated by the Company’s higher ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Hoyne Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a slightly greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Hoyne Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2025 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023

			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Hoyne Bancorp, Inc.		IL
March 31, 2025			19.0%	115.0%	8.5%	5	37	12	7	-23	-9
All Non-MHC Public Thrifts
Average			13.5%	110.3%	6.1%	1	-3	6	3	-8	-3
Median			11.2%	112.8%	6.6%	0	2	5	3	-7	-5
Comparable Group
Average			14.4%	112.9%	5.8%	0	1	6	15	-14	7
Median			11.7%	109.6%	5.5%	2	2	10	11	-14	-1
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	11.4%	109.9%	5.6%	-10	4	-13	32	2	-5
BVFL	BV Financial, Inc.	MD	19.8%	120.8%	7.3%	-27	-13	18	39	-35	15
CLST	Catalyst Bancorp, Inc.	LA	29.7%	130.4%	8.7%	-10	4	16	51	-5	3
CPBI	Central Plains Bancshares, Inc.	(1) NE	16.8%	117.5%	4.3%	0	-3	2	1	8	14
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	8.2%	104.4%	5.5%	9	14	9	3	-27	-22
IROQ	IF Bancorp, Inc.	IL	9.0%	106.2%	4.7%	10	10	16	13	-10	-17
MGYR	Magyar Bancorp, Inc.	NJ	11.2%	108.9%	5.0%	3	11	10	-10	-18	-3
PBBK	PB Bankshares, Inc.	PA	10.6%	109.3%	3.5%	15	0	5	10	-27	-27
SRBK	SR Bancorp, Inc.	NJ	15.6%	114.2%	7.7%	-6	-18	-13	-1	-27	107
TCBS	Texas Community Bancshares, Inc.	TX	11.9%	107.9%	5.5%	14	-2	10	17	-3	1

NA=Change is greater than 100 basis points during the quarter.

(1) As of December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be similar to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.23% and 0.42%, respectively, versus comparable measures of 0.40% and 0.47% for the Peer Group. These ratios include troubled debt restructurings that are in compliance with their modified terms. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 213.63% and 212.86%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.90% for the Company, versus 1.13% for the Peer Group. Net loan charge-offs were a larger factor for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.05% of loans compared to a nominal net recovery for the Company.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2025

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($ 000)	(%)
Hoyne Bancorp, Inc.		IL
March 31, 2025			0.00%	0.23%	0.42%	0.90%	213.63%	213.63%	$-17	-0.01%
All Non-MHC Public Thrifts
Averages			0.03%	0.58%	0.90%	1.01%	196.34%	195.37%	$31,137	0.13%
Medians			0.01%	0.36%	0.54%	0.99%	159.46%	145.18%	$210	0.02%
Comparable Group
Averages			0.05%	0.40%	0.47%	1.13%	212.86%	290.43%	$83	0.05%
Medians			0.01%	0.43%	0.51%	1.14%	175.39%	178.79%	$126	0.04%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.00%	0.52%	0.66%	1.17%	178.79%	178.79%	$413	0.06%
BVFL	BV Financial, Inc.	MD	0.02%	0.66%	0.79%	1.18%	150.47%	146.55%	$-245	-0.03%
CLST	Catalyst Bancorp, Inc.	LA	0.03%	0.73%	1.07%	1.51%	140.21%	128.14%	$210	0.13%
CPBI	Central Plains Bancshares, Inc.	(4)NE	0.00%	0.28%	0.33%	1.35%	409.41%	380.22%	$-8	0.16%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.15%	0.57%	0.57%	1.00%	175.39%	130.81%	$128	0.03%
IROQ	IF Bancorp, Inc.	IL	0.00%	0.09%	0.06%	1.10%	NM	937.12%	$123	0.02%
MGYR	Magyar Bancorp, Inc.	NJ	0.25%	0.26%	0.01%	0.98%	NM	303.13%	$-110	-0.01%
PBBK	PB Bankshares, Inc.	PA	0.00%	0.34%	0.45%	1.27%	282.71%	282.71%	$180	0.05%
SRBK	SR Bancorp, Inc.	NJ	0.00%	0.00%	0.00%	0.65%	NM	NM	$0	0.00%
TCBS	Texas Community Bancshares, Inc.	TX	0.10%	0.59%	0.71%	1.09%	153.02%	126.42%	$134	0.05%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)	Net loan chargeoffs are shown on a last twelve month basis.

(4)	As of December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and the Department specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approved guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Hoyne Bancorp’s operations and financial condition; (2) monitor Hoyne Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Hoyne Bancorp’s value, or Hoyne Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of cash and investments. The Peer Group’s loan portfolio composition as a percent of assets reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets. Hoyne Bancorp’s funding composition reflected a slightly higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were similar to the comparable Peer Group ratios. The Company and the Peer Group maintained similar loss reserves as a percent of non-performing loans, while the Peer Group maintained a slightly higher level of loss reserves as a percent of loans. Net loan charge-offs were a slightly larger factor for the Peer Group. Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operates with a higher level of cash and investment securities relative to the Peer Group (39.00% of assets versus 20.18% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly greater than the Peer Group’s borrowing capacity, based on the Company’s current lower level of borrowings relative to the Peer Group’s level of borrowings. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were lower for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, Hoyne Bancorp’s pro forma capital position will further exceed the Peer Group's equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Hoyne Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis, as the Company reported a net loss equal to 0.06% of average assets. Comparatively, the Peer Group’s ROAA on a reported earnings basis equaled 0.62%. The Company maintained a more favorable ratio for non-operating income, while the Peer Group maintained more favorable ratios for net interest income, non-interest operating income, operating expenses and credit loss provisions. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and credit loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest income ratio, a higher operating expense ratio, a lower level of non-interest operating income and a higher level of credit loss provisions. The Company’s ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.78x versus 1.20X for the Peer Group). Likewise, the Company’s efficiency ratio of 116.92% was less favorable than the Peer Group’s efficiency ratio of 73.70%. Credit loss provisions had a slightly larger impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as tangible equity/assets, IEA/IBL and non-interest earning assets/assets ratios were generally more favorable for the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with tangible equity-to-assets and IEA/ILB ratios that will further exceed the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Credit loss provisions were a slightly larger factor in the Company’s earnings (0.11% of average assets versus 0.04% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans and exhibited a greater degree of lending diversification into higher risk types of loans. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and as a percent of loans were fairly similar for the Company and the Peer Group. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a higher net interest income to average assets ratio than the Company, which would tend to facilitate the Peer Group continuing to maintain a stronger net interest margins going forward. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages for the Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will continue to be less than the Peer Group’s return on equity ratio. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Hoyne Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

The Company recorded a 3.63% increase in assets, versus a 1.57% increase in assets recorded by the Peer Group. Asset growth for the Company was primarily driven by an increase in loans, which was in part funded by a decrease in cash and investments. Likewise, the Peer Group’s asset growth was primarily sustained by loan growth, which was in part funded by a reduction in cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will significantly exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Hoyne Bancorp serves the Chicago metropolitan through six full service branch locations. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Hoyne Bancorp. The competitiveness of the market area is highlighted by the Company’s very low market share of deposits in Cook County.

All of the Peer Group companies operate in markets with smaller populations compared to Cook County. Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were higher compared to the population shrinkage that was experienced by Cook County during the past five years and is projected to continue over the next five years. Cook County has a higher per capita income compared to the Peer Group’s average per capita income and the Peer Group’s primary market area counties were relatively less affluent markets within their respective states compared to Cook County which had a slightly higher per capita income compared to Illinois’ per capita income. The average and median deposit market shares maintained by the Peer Group companies were well above the Company’s market share of deposits in Cook County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable in comparison to the growth potential in the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was lower than the unemployment rate reflected for Cook County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Table 4.1

Market Area Unemployment Rates

Hoyne Bancorp, Inc. and the Peer Group Companies(1)

		March 2025
	County	Unemployment
Hoyne Bancorp, Inc. - IL	Cook	5.7%

Peer Group Average		4.3%

Affinity Bancshares, Inc. – GA	Newton	4.2%
BV Financial, Inc. – MD	Baltimore	3.2
Catalyst Bancorp, Inc. – LA	St. Landry	5.0
Central Plains Bancshares, Inc. – NE	Hall	4.9
Home Federal Bancorp, Inc. – LA	Caddo	4.5
IF Bancorp, Inc. - IL	Iroquois	4.7
Magyar Bancorp, Inc. – NJ	Middlesex	4.9
PB Bancshares, Inc. – PA	Chester	2.9
SR Bancorp, Inc. – NJ	Somerset	4.3
Texas Community Bancshares, Inc. - TX	Wood	4.6

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Six out of the ten Peer Group companies show payment of cash dividends, with implied dividend yields ranging from 1.03% to 8.17%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.80% as of May 5, 2025. Comparatively, as of May 5, 2025, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.60%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

While the Company has not established a definitive dividend policy prior to converting, the Company’s dividend paying capacity is viewed to be less than Peer Group’s capacity to pay dividends, based on the Company’s lower pro forma core earnings. On balance, we concluded that a slight downward adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $38.0 million to $168.0 million as of May 5, 2025, with average and median market values of $80.4 million and $71.0 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.4 million to 10.6 million, with average and median shares outstanding of 5.3 million and 4.2 million, respectively. The Company’s stock offering is expected to have a pro forma market value that will be similar to the Peer Group’s average and median market values, while the Company’s pro forma shares outstanding will be in the upper half of the Peer Group’s range of shares outstanding. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Hoyne Bancorp: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for bank and thrift franchises in Illinois. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of May 5, 2025.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The NASDAQ and S&P 500 started the third quarter of 2024 posting a string of new record high closings, which was fueled by a jump in Tesla’s stock price and growing confidence that the Federal Reserve was on track to potentially begin cutting rates in September in light of June’s employment report showing an uptick in the unemployment rate. All three of the U.S. major stock indexes notched record highs in mid-July, which was followed by investors rotating out of technology shares and into laggards such as financials, industrials and small-cap companies. The selloff in tech stocks was fueled by growing fears that shares of chip manufactures would face more U.S. trade restrictions and, in turn, reduce the potential for artificial intelligence investments paying off, with the rotation out of tech stocks continuing into late-July. Stocks closed out July swinging higher after the Federal Reserve held interest rates steady and signaled the central bank was prepared to cut interest rates in September if inflation continued to move lower. A lackluster jobs report for July and data showing weakness in manufacturing and construction sparked a broad-based selloff at the beginning of August, as fears of slowing growth rattled markets worldwide. Data showing cooling inflation and a favorable report for retail sales in July contributed to stocks rebounding in mid-August, with the S&P 500 and NASDAQ logging eight consecutive days of gains that extended into the second half of August. Strong signals from the Federal Reserve Chairman that interest rate cuts were coming soon spurred a stock market rally heading into the last week of August, with the Dow Jones Industrial Average (“DJIA”) closing at a record high. A volatile month of trading concluded with all three of the major U.S. stock indexes posting gains for the month of August. Data showing continued weakness in the manufacturing sector and a softening labor market pressured stocks lower in the first week of September. Stocks rebounded in the second week of September, as investors weighed the possibility that the Federal Reserve would kick off its rate easing campaign with a 0.5% rate-cut amid signs of a softening economy and the CPI for August showing a slower pace of inflation. The Federal Reserve’s 0.5% rate cut sparked a global stock market rally heading into the final weeks of the third quarter, which was followed by a narrow trading range to close out a generally strong third quarter for U.S. stocks. Overall, stock market trends saw investors gravitating into value stocks during the third quarter, in which industrials, utilities and financials outperformed the technology sector.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The DJIA and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. Mixed earnings reports pulled the DJIA and S&P 500 down off of record highs in the second half of October, while advances in tech shares led the NASDAQ to a record high close heading into late-October. Stocks closed out October trading lower, which was led by a downturn in tech shares as some big tech companies posted disappointing earnings. The weaker than expected jobs report for October translated into stock market gains at the start of November. A broad-based rally pushed stocks higher on Election Day, which was followed by Donald Trump’s election victory powering major U.S. stock indexes to record highs. Following the Federal Reserve’s November 7th rate cut, investor optimism of tax cuts and reduced regulation under a unified Republican government sustained the stock market rally heading into mid-November. The generally positive trend for stocks continued through the second half of November, with U.S. stocks posting their biggest monthly gains for 2024. A batch of better-than-expected earnings posted by some technology companies boosted all three of the major U.S. stock indexes to record highs in early-December, which included the DJIA closing above 45000 for the first time. Following November’s employment report stocks traded mixed heading into mid-December, as the Dow retreated slightly while a rally in AI stocks led the NASDAQ to a record high close above the 20000 mark. Stocks plummeted following the Federal Reserve’s rate cut on December 18th, as investors reacted to the Federal Reserve’s statement signaling greater doubts about future interest rate cuts. A less-than-expected increase in a measure of inflation favored by the Federal Reserve sparked a stock market rally heading into the final trading days of 2024, which was followed by the major U.S. stock indexes declining in a year end selloff led by a pullback in technology stocks. Overall, the DJIA closed at 42544.22 on the last day of trading in 2024, an increase of 12.9% for 2024, while the S&P 500 and the NASDAQ Composite ended 2024 with respective increases of 23.3% and 28.6%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

The broader stock market was somewhat trendless at the start of 2025, which was followed by a sharp selloff with the release of the stronger-than-expected December jobs report dampening expectations of further interest rate cuts by the Federal Reserve. Stocks spiked higher in mid-January, as investors cheered December’s CPI report that indicated underlying price pressures were easing. A strong start to the fourth quarter earnings season and President Trump’s support for tax cuts and deregulation helped the DJIA and S&P post new highs for 2025 going into late-January. Technology shares plunged in late-January after the emergence of a Chinese company posed a new threat to the U.S. artificial industry, while the broader stock market closed out January trading in narrow range. Stocks edged lower at the start of February, after President Trump placed new tariffs on China and agreed to delay imposing tariffs on Mexico and Canada. Mixed earnings reports, January’s employment report showing lower than forecasted job growth, inflation data reigniting worries that interest rates might not come down and growing optimism for a resolution to the war in Ukraine translated into a largely trendless market for stocks through mid-February 2025, with the S&P 500 closing at a record high heading into the second half of February. Signs of a weakening economy provided for a two-day selloff in the broader stock market in the second half of February, which was followed by mixed market trends with technology shares underperforming the broader stock market. All three of the major U.S. stock indexes posted losses for the month of February. Trade tensions weighed on stocks at the start of March, as new U.S. tariffs placed on the U.S.’s top three trading partners sparked counter moves from China, Canada and Mexico. Global trade tensions sustained the stock market downturn going into mid-March, with the S&P 500 and NASDAQ sliding into correction territory amid concerns of inflation intensifying and economic growth slowing as the result of the new tariffs. The threat of a U.S. government shutdown receding, the Federal Reserve’s outlook for slower growth following its decision to hold interest rate steady, an easing of planned tariff initiatives and some solid economic data contributed to a stock market rally heading into the second half of March. A turbulent first quarter for stocks concluded with worries about tariffs and the economy sending the S&P 500 and NASDAQ to their worst quarterly performances since 2022. The S&P 500 and the NASDAQ showed respective first quarter losses of 4.6% and 10.4% during the first quarter, while the DJIA posted a first quarter decline of 1.3%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

U.S. stocks plunged at the start of the second quarter of 2025, as the new tariffs unveiled by President Trump were more severe than expected and, in turn, ignited an escalating trade war with China. On April 9th, major U.S. stock indexes staged a historic rally after President Trump paused steep tariffs on most countries and signaled a willingness to negotiate on trade. Following the one-day rally, volatility prevailed in the broader stock market going into the second half of April amid uncertainty over U.S. trade policy and mounting tensions between the Trump administration and the Federal Reserve. A broader stock market selloff was followed by stocks surging higher in the last week of April, as stocks were buoyed by President Trump’s softer stance on the trade war with China and his statement that he didn’t plan to replace the Federal Reserve Chairman. April’s employment report showing better-than-expected job growth and more signs of a potential thaw between Washington and China extended the multi-day climb in the stock market at the beginning of May, with the DJIA and S&P 500 posting gains for nine consecutive sessions before declining on May 5th. On May 5, 2025, the DJIA closed at 41218.83, an increase of 6.1% from one year ago and a decrease of 3.1% year-to-date, and the NASDAQ closed at 17844.24, an increase of 9.1% from one year ago and a decrease of 7.6% year-to-date. The S&P 500 Index closed at 5650.38 on May 5, 2025, an increase of 9.1% from one year ago and a decrease of 3.9% year-to-date.

The market for financial institution stocks has also experienced varied trends in recent quarters. Signs of some slack in the labor market provided a boost to financial shares in the first week of July 2024, as June’s higher unemployment rate increased confidence that the Federal Reserve would cut rates in September. As investors rotated into stock market laggards, financial shares continued to rally going into the second half of July and then traded in a narrow range through the Federal Reserve’s end of July policy meeting. Financial shares participated in the broader market selloff at the beginning of August, with July’s disappointing employment report prompting heightened concerns about an economic slowdown. Milder inflation data boosted bank and thrift stocks along with the broader stock market going into the second half of August, as investors became more confident that the Federal Reserve would cut interest rates in September. Comments by the Federal Reserve Chairman that solidified expectations of a rate cut in September sustained the positive trend in financial stocks through the end of August. Bank and thrift stocks followed the broader stock market lower during the first week of September, as investors reacted to data pointing towards a weakening economy. While the broader stock market rallied in the second week of September, bank and thrift shares eased lower in advance of the Federal Reserve’s September policy meeting. Financial shares rallied on news of the Federal Reserve cutting its target rate by 0.5% and then retreated slightly to close out the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. As long-term Treasury yields trended higher, bank and thrift shares traded in a narrow range through the second half of October and then dipped slightly lower in early-November after October’s employment report showed meager job growth. Bank shares were among the strongest performers that led a post-election stock market rally on optimism that Donald Trump’s second term would lead to reduced regulation and a revival in deal making. Following the post-election rally, bank stocks traded in a narrow range over the next month, edging up slightly in late-November and then pulling back slightly in early-December. November’s CPI showing a slight uptick in inflation provided for a slight pullback in financial shares ahead of the Federal Reserve’s December meeting, which was followed by a sharp downturn in bank stocks after the Federal Reserve cast doubts on future rate cuts at the conclusion of its December policy meeting. Following the one-day selloff, bank shares edged higher in the final trading days of 2024. For 2024 overall, the S&P U.S. BMI Banks Index was up 30.0%.

Bank shares paralleled movements in the broader stock market during the first couple weeks of 2025, retreating when the December jobs report showed stronger-than-expected growth and then rallying in mid-January when the December CPI showed a slow down in core inflation. A slight upward trend in financial stocks was sustained going into the second half of January, as bank shares were buoyed by generally healthy fourth quarter earnings coming out of the banking sector. As the fourth quarter earnings season progressed, bank shares traded in a narrow range at the end of January and into early-February. Recession fears and worries about a trade war were noteworthy factors that contributed to a month’s long slide in bank stocks that extended into mid-March 2025. News of the U.S. government avoiding a shutdown, the Federal Reserve holding interest rates steady and some favorable economic data served as catalysts for bank shares following the broader stock market higher heading into the final two weeks of the first quarter. Worsening consumer sentiment, hotter-than-expected inflation and President Trump’s tariff announcements were factors that contributed to bank shares trading lower to close out the first quarter. For the first quarter overall, the S&P U.S. BMI Banks Index was down 2.07%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Concerns that President Trump’s new tariff plan would result in an economic slowdown served as the basis for bank shares selling off at the beginning of the second quarter of 2025, with the large banks experiencing more significant declines. Bank shares participated in the broader stock market rally on April 9th and then gave back some of those gains heading into mid-April at the start of the second quarter earnings season. Easing trade tensions and first quarter earnings that generally met expectations provided for a generally positive trend in bank shares through the second half of April, with the favorable employment report for April helping to extend the advance in bank stocks into early-Mary. On May 5, 2025, the S&P U.S. BMI Banks Index closed at 199.0, an increase of 18.5% from one year ago and a decrease of 2.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, five standard conversion offerings, one second-step offering and one mutual holding company offering have been completed during the past twelve months through May 5, 2025. The average closing pro forma price/tangible book ratio of the five standard conversion offerings completed during the past twelve months equaled 47.7%. On average, the five standard conversion offerings reflected price appreciation of 14.6% after the first week of trading. As of May 5, 2025, the five standard conversion offerings reflected a 22.0% increase in price on average from their IPO prices. Of the five standard conversion offerings completed during the past twelve months, the offering completed Fifth District Bancorp, Inc. of Louisiana (“Fifth District Bancorp”) in August 2024 was considered to be most comparable to Hoyne Bancorp’s offering. Fifth District Bancorp raised gross proceeds of $54.6 million, which was between the minimum and midpoint of its offering range. Fifth District Bancorp’s closing pro forma price/tangible book ratio equaled 45.4%. Fifth District Bancorp’s stock price was up 2.4% after the first week of trading. As of May 5, 2025, Fifth District Bancorp’s stock price was up 24.2% from its IPO price.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended May 5, 2025

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	5/5/2025	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Magnolia Bancorp, Inc., LA*	1/15/25	MGNO-OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM		20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.00	10.0%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI-OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM		3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$12.50	25.0%	$17.00	70.0%
FB Bancorp, Inc. , LA	10/23/24	FBLA-NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0	x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$11.93	19.3%	$11.40	14.0%
EWSB Bancorp, Inc., WI	9/26/24	EWSB-OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM		2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$9.20	-8.0%
Fifth Dirstrict Bancorp, Inc., LA*	8/1/24	FDSB-NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6	x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$12.42	24.2%

Averages - Standard Conversions:			$421	15.75%	0.28%	1025%	$54.8	100%	102%	14.5%	N.A.	N.A.	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8	x	10.4%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.46	14.6%	$11.53	15.3%	$12.20	22.0%
Medians - Standard Conversions:			$267	13.29%	0.11%	493%	$8.3	100%	91%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8	x	10.5%	0.1%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.50	15.0%	$11.40	14.0%

Second Step Conversions
Marathon Bancorp, Inc., WI*	4/22/25	MBBC-NASDAQ	$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.00	0.0%	$10.00	0.0%

Averages - Second Step Conversions:			$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.00	0.0%	$10.00	0.0%
Medians - Second Step Conversions:			$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.00	0.0%	$10.00	0.0%

Mutual Holding Companies
Winchester Bancorp, Inc., MA*	5/2/25	WSBK-NASDAQ	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.65%	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.70	-3.0%	$9.70	-3.0%	$9.70	-3.0%

Averages - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.70	-3.0%	$9.70	-3.0%	$9.70	-3.0%
Medians - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.70	-3.0%	$9.70	-3.0%	$9.70	-3.0%

Averages - All Conversions:			$460	14.62%	0.33%	735%	$47.3	86%	106%	12.4%	N.A.	N.A.	7.7%	3.7%	10.0%	10.3%	0.00%	51.9%	62.1	x	10.6%	0.1%	20.2%	0.5%	$10.00	$10.62	6.2%	$11.03	10.3%	$11.05	10.5%	$11.53	15.3%
Medians - All Conversions:			$267	13.29%	0.16%	274%	$16.9	100%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	46.4%	42.8	x	10.5%	0.1%	19.5%	1.0%	$10.00	$10.50	5.0%	$10.50	5.0%	$11.20	12.0%	$11.00	10.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	5/5/2025

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Hoyne Bancorp’s pro forma market value of recently completed and pending acquisitions of other thrifts and banks operating in Illinois. As shown in Exhibit IV-4, there were 17 Illinois bank and thrift acquisitions completed from the beginning of 2023 through May 5, 2025 and there were 10 acquisitions pending for an Illinois financial institution. The recent acquisition activity involving Illinois financial institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Hoyne Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Hoyne Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

Hoyne Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. In recent years, Hoyne Bancorp has added senior management to facilitate implementation of the Company’s strategic plan. Exhibit IV-5 provides summary resumes of Hoyne Bancorp’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. Hoyne Bancorp currently does not have any executive management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Hoyne Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Hoyne Savings Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Department i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Company’s pro forma earnings reflect a net loss on a core earnings basis, the P/E approach was less meaningful for the Company’s valuation.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E approach, which were not meaningful and the P/A approach. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 5, 2025, the pro forma market value of Hoyne Bancorp’s conversion stock was $61,224,490 at the midpoint, equal to 6,122,449 shares at $10.00 per share.

1.            Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled a net loss of $281,000 for the twelve months ended March 31, 2025. In deriving Hoyne Bancorp’s core earnings, the only adjustment made to reported earnings was to eliminate gains on REO of $1.375 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 28.5% for the earnings adjustment, the Company’s core earnings were determined to equal a net loss of $1.264 million for the twelve months ended March 31, 2025.

Amount
($000)
Net income (loss)	$(281)
Deduct: Gain on REO (1)	(983)
Core earnings estimate	$(1,264)

(1)	Tax effected at 28.5%.

The Company’s pro forma reported earnings were slightly positive, which resulted in very high P/E multiples (789.02x at the midpoint) and, therefore, were not viewed to be meaningful for comparative purposes to the Peer Group’s reported P/E multiples. The Company’s pro forma core earnings were negative throughout the valuation range, which rendered the core P/E multiples to be not meaningful (“NM”). Comparatively, the Peer Group’s average reported and core P/E multiples equaled 17.73 times and 18.77 times, respectively (see Table 4.3). The Peer Group’s median reported and core earnings multiples equaled 19.25 times and 19.59 times, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Table 4.3

Market Pricing Versus Peer Group

Hoyne Bancorp, Inc.

As of May 5, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Size
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Hoyne Bancorp, Inc.		IL
Super Maximum			$10.00	$80.97	$(0.10)	$19.27	380.36	x	51.89%	15.17%	51.98%	NM		$0.00	0.00%	0.00%	$534	29.24%	29.20%	0.20%	0.04%	0.14%	-0.14%	-0.49%	$79.35
Maximum			$10.00	$70.41	$(0.12)	$20.88	501.07	x	47.89%	13.42%	47.98%	NM		$0.00	0.00%	0.00%	$525	28.02%	27.98%	0.20%	0.03%	0.10%	-0.16%	-0.57%	$69.00
Midpoint			$10.00	$61.22	$(0.15)	$22.73	789.02	x	43.99%	11.85%	44.09%	NM		$0.00	0.00%	0.00%	$517	26.92%	26.89%	0.21%	0.02%	0.06%	-0.18%	-0.65%	$60.00
Minimum			$10.00	$52.04	$(0.19)	$25.23	3546.14	x	39.64%	10.22%	39.71%	NM		$0.00	0.00%	0.00%	$509	25.80%	25.76%	0.21%	0.00%	0.01%	-0.19%	-0.74%	$51.00

All Non-MHC Public Thrifts(6)
Averages			$24.22	$574.97	$1.20	$24.99	16.32	x	84.56%	11.05%	92.77%	17.24	x	$0.53	2.60%	50.25%	$6,402	13.93%	13.46%	0.76%	0.42%	2.94%	0.45%	2.94%
Median			$13.28	$177.27	$0.56	$18.63	15.17	x	82.57%	10.38%	84.52%	14.51	x	$0.40	2.77%	43.46%	$1,534	11.77%	11.18%	0.39%	0.47%	4.32%	0.39%	2.86%

All Non-MHC State of IL(6)
Averages			$18.03	$96.61	$(0.17)	$19.06	23.85	x	91.88%	15.68%	91.88%	NM		$0.40	1.64%	39.22%	$579	18.21%	18.21%	0.00%	0.04%	1.66%	-0.32%	-1.10%
Medians			$18.03	$96.61	$(0.17)	$19.06	23.85	x	91.88%	15.68%	91.88%	NM		$0.40	1.64%	39.22%	$579	18.21%	18.21%	0.00%	0.04%	1.66%	-0.32%	-1.10%

Comparable Group
Averages			$15.70	$80.42	$0.90	$19.44	17.73	x	80.40%	11.67%	84.37%	18.77	x	$0.30	1.80%	32.82%	$709	15.10%	14.52%	0.39%	0.62%	4.58%	0.66%	4.77%
Medians			$15.23	$70.98	$1.02	$19.21	19.25	x	81.13%	10.64%	81.59%	19.59	x	$0.18	1.28%	17.93%	$749	12.67%	11.78%	0.43%	0.60%	4.49%	0.62%	5.02%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$18.37	$117.34	$1.12	$19.25	20.41	x	95.41%	12.78%	112.01%	16.39	x	$1.50	8.17%	166.67%	$912	13.40%	11.65%	0.52%	0.67%	4.65%	0.84%	5.78%
BVFL	BV Financial, Inc.	MD	$15.86	$168.02	$1.07	$18.70	14.96	x	84.83%	18.22%	91.88%	14.77	x	$0.00	0.00%	0.00%	$922	21.48%	20.17%	0.66%	1.25%	5.56%	1.27%	5.63%
CLST	Catalyst Bancorp, Inc.	LA	$11.60	$48.80	$0.47	$19.16	20.71	x	60.53%	17.96%	60.53%	24.84	x	$0.00	0.00%	0.00%	$272	29.67%	29.67%	0.60%	0.79%	2.70%	0.66%	2.26%
CPBI	Central Plains Bancshares, Inc.	NE	$14.96	$63.46	$0.97	$19.48	15.42	x	76.78%	12.88%	76.78%	15.42	x	$0.00	0.00%	0.00%	$484	16.78%	16.78%	0.28%	0.79%	5.72%	0.79%	5.72%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$13.15	$39.82	$1.17	$17.55	12.06	x	74.95%	6.62%	80.82%	11.27	x	$0.52	3.95%	47.71%	$620	8.83%	8.24%	0.57%	0.53%	6.35%	0.57%	6.80%
IROQ	IF Bancorp, Inc.	IL	$24.33	$78.50	$1.06	$23.55	23.85	x	103.30%	9.28%	103.30%	22.95	x	$0.40	1.64%	39.22%	$879	8.98%	8.98%	0.09%	0.37%	4.34%	0.38%	4.41%
MGYR	Magyar Bancorp, Inc.	NJ	$14.10	$91.36	$1.24	$17.65	9.72	x	79.89%	8.93%	79.89%	11.37	x	$0.24	1.70%	17.93%	$1,022	11.18%	11.18%	0.26%	0.93%	8.17%	0.81%	7.12%
PBBK	PB Bankshares, Inc.	PA	$15.98	$37.95	$0.66	$19.40	19.25	x	82.37%	8.73%	82.37%	24.24	x	$0.00	0.00%	0.00%	$467	10.60%	10.60%	0.34%	0.43%	4.03%	0.34%	3.20%
SRBK	SR Bancorp, Inc.	NJ	$13.17	$114.67	$0.56	$21.24	NM		62.01%	11.26%	71.99%	23.63	x	$0.20	1.52%	NM	$1,074	18.16%	16.05%	0.00%	-0.01%	-0.05%	0.46%	2.47%
TCBS	Texas Community Bancshares, Inc.	TX	$15.50	$44.30	$0.68	$18.46	23.13	x	83.97%	10.02%	84.10%	22.79	x	$0.16	1.03%	23.88%	$442	11.93%	11.91%	0.59%	0.45%	4.30%	0.45%	4.32%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS

IV.21

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $61.2 million midpoint valuation, the Company’s pro forma P/B and P/TB ratio equaled 43.99% and 44.09%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 80.40% and 84.37%, the Company’s ratios reflected a discount of 45.29% on a P/B basis and a discount of 47.74% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 81.13% and 81.59%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 45.78% and 45.96%, respectively. At the top of the super maximum, the Company’s P/B and P/TB ratios equaled 51.89% and 51.98%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 35.46% and 38.39%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 36.04% and 36.29%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the Company’s NM reported and core P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $61.2 million midpoint of the valuation range, the Company’s value equaled 11.85% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.67%, which implies a premium of 1.71% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.64%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 11.37%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the 47.70% average closing forma P/TB ratio of the five standard conversion offerings completed during the past twelve months, the Company’s P/TB ratio of 44.09% at the midpoint value reflects an implied discount of 7.57%. At the top of the super maximum, the Company’s P/TB ratio of 51.98% reflects an implied premium of 8.97% relative to the average closing pro forma P/TB ratio of the five standard conversion offerings completed during the past twelve months.

RP® Financial, LC.	VALUATION ANALYSIS

IV.22

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 5, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $61,224,490 at the midpoint, equal to 6,122,490 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $52,040,820 and a maximum value of $70,408,160. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,204,082 at the minimum and 7,040,816 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $80,969,380 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 8,096,938. Based on this valuation range, the offering range is as follows: $51,000,000 at the minimum, $60,000,000 at the midpoint, $69,000,000 at the maximum and $79,350,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 5,100,000 at the minimum, 6,000,000 at the midpoint, 6,900,000 at the maximum and 7,935,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	LIST OF EXHIBITS

EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS
Exhibit
Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Midwest, Southeast and Southwest Thrift Institutions

III-3	Public Market Pricing of Mid-Atlantic and New England Thrift Institutions

III-4	Peer Group Market Area Comparative Analysis

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS (continued)
Exhibit
Number	Description

IV-1	Stock Prices: As of May 5, 2025

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of May 5, 2025

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Hoyne Bancorp, Inc.

Map of Office Locations

Exhibit I-1

Hoyne Bancorp, Inc.

Map of Office Locations

U.S. Branches: Current Ownership

EXHIBIT I-2

Hoyne Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Hoyne Bancorp, Inc.

Key Operating Ratios

Exhibit I-3

Hoyne Bancorp, Inc.

Key Operating Ratios

	For the Three Months		For the Year Ended
	Ended March 31,		December 31,
	2025	2024	2024	2023

	(Dollars in thousands)
Selected Performance Ratios:(3)
Average yield on average interest-earning assets	4.55%	3.83%	4.16%	3.90%
Average rate on interest-bearing liabilities	1.83%	1.98%	2.03%	1.22%
Average interest rate spread(4)	2.72%	1.85%	2.13%	2.68%
Net interest margin(4)	2.93%	2.13%	2.40%	2.77%
Average interest-earning assets to average interest- bearing liabilities	112.82%	116.39%	115.52%	108.05%
Net interest income after provision for credit losses to noninterest expense	84.15%	64.86%	69.42%	81.22%
Total noninterest expense to average assets	2.98%	2.87%	3.01%	2.96%
Efficiency ratio(5)	85.75%	134.83%	117.09%	116.34%
Return on average assets (ratio of net income to average total assets)	0.28%	(0.84)%	(0.35)%	0.33%
Return on average equity (ratio of net income to average total equity)	1.45%	(4.35)%	(1.79)%	1.75%
Asset Quality Ratios:(6)
Non-accrual loans as a percent of total loans outstanding	0.35%	0.33%	0.66%	0.92%
Non-performing assets as a percent of total assets(7)	0.19%	0.15%	0.37%	0.40%
Allowance for credit losses as a percent of total loans outstanding	0.90%	0.89%	0.86%	0.85%
Allowance for credit losses as a percent of non-performing loans(8)	255.97%	129.86%	128.00%	114.47%
Net charge-offs (recoveries) to average loans outstanding	(0.005)%	—%	(0.002)%	0.008%
Capital Ratios:(6)(9)
Tier 1 leverage (to average) assets for the leverage ratio	19.14%	20.68%	20.5%	20.5%
Average equity to average assets	19.06%	19.30%	19.48%	18.68%
Other Data:
Full-service banking offices	6	7	6	7
Full-time equivalent employees	60	80	73	80

(1)	The core deposit intangibles are the result of the two mergers in 2017 and 2020.

(2)	Includes dividend income from the FHLB of Chicago and Bankers’ Bank.
(3)	With the exception of end-of-period ratios, all ratios are based on ending balances during the indicated periods.
(4)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Asset quality ratios and capital ratios are end-of-period ratios, except for net charge-offs to average loans receivable.

(7)	Non-performing assets consist of non-performing loans. Non-performing loans consist of all loans 90 days or more past due.

(8)	Non-performing loans consist of non-accrual loans and loans that are 90 days past due and still accruing.
(9)	As of January 1, 2023, we elected to follow the Community Bank Leverage Ratio (the “CBLRF”) capital adequacy guidelines. The CBLRF is equivalent to Tier 1 leverage (core) capital (to adjusted tangible assets) ratio above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-4

Hoyne Bancorp, Inc.

Investment Portfolio Composition

Exhibit I-4

Hoyne Bancorp, Inc.

Investment Portfolio Composition

	As of March 31,		As of December 31,
	2025		2024		2023
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value

	(Dollars in thousands)
Investment securities available-for-sale:
Mortgage-backed securities	$85,081	$74,068	$87,650	$75,108	$100,378	$87,688
U.S. government and agency obligations	45,472	36,939	45,480	35,841	51,477	41,979
Municipal obligations	1,051	1,149	1,180	1,131	1,456	1,390
U.S. treasuries	2,920	2,990	4,471	4,475	5,841	5,829
Total investment securities available-for-sale	$134,524	$115,146	$138,781	$116,555	$159,152	$136,886
Investment securities held-to-maturity:
Mortgage-backed securities	$30,304	$27,736	$31,796	$28,746	$37,756	$34,489
U.S. government and agency obligations	1,979	1,506	1,978	1,465	3,036	2,521

Municipal obligations	248	208	248	204	248	210
U.S. treasuries	—	—	—	—	16,310	16,177
Total investment securities available-for-sale	$32,531	$29,450	$34,022	$30,415	$57,350	$53,397

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-5

Hoyne Bancorp, Inc.

Yields and Costs

Exhibit I-5

Hoyne Bancorp, Inc.

Yields and Costs

	For the Three Months Ended March 31,
	2025			2024
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans, net	$242,472	$3,620	5.97%	$200,086	$2,547	5.09%
Certificates of deposit with other financial institutions	1,230	8	2.60%	1,350	8	2.37%
Interest-bearing cash and cash equivalents	15,657	207	5.29	22,219	213	3.83
Investment securities available-for-sale	116,331	618	2.12%	133,233	835	2.51%
Investment securities held-to-maturity	33,290	209	2.51%	55,429	348	2.51%
FHLB of Chicago stock	1,166	15	5.15%	1,166	12	4.12%
Bankers’ Bank stock	992	—	%	—	—	%
Total interest-earning assets	411,138	4,678	4.55%	413,483	3,963	3.83%
Noninterest-earning assets	47,840			36,208
Total assets	$458,978			$449,691

Interest-bearing liabilities:
Savings accounts	101,340	70	0.28%	109,098	71	0.26%
Now accounts	44,799	2	0.02%	42,871	6	0.06%
Money market accounts	17,232	55	1.28%	18,225	44	0.97%
Certificates of deposit(1)	199,948	1,538	3.08%	185,061	1,636	3.54%
Total interest-bearing deposits	$363,319	$1,665	1.83%	$355,255	$1,757	1.98%
Total interest-bearing liabilities	363,319	1,665	1.83%	355,255	1,757	1.98%
Noninterest-bearing liabilities	8,164			7,626
Total liabilities	$371,483	1,665		$362,881
Equity	87,495			86,810
Total liabilities and equity	$458,978			$449,691
Net interest income		3,012			2,206
Interest rate spread(2)			2.72%			1.85%
Net interest-earning assets(3)	46,703			58,228
Net interest margin(4)			2.93%			2.13%
Average interest-earning assets to average-interest bearing liabilities	112.82%			116.39%

Source: Hoyne Bancorp, Inc.’s prospectus.

Exhibit I-5 (continued)

Hoyne Bancorp, Inc.

Yields and Costs

	For the Year Ended December 31,
	2024			2023
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans, net	$210,499	$11,526	5.48%	$185,749	$8,348	4.49%
Federal funds sold and interest-bearing deposits in other banks	19,688	977	4.96%	9,572	2,899	30.29%
Certificates of deposit with other financial institutions	1,350	37	2.74%	1,275	16	1.25%
Investment securities available-for-sale	126,740	3,093	2.44%	137,061	2,854	2.08%
Investment securities held to maturity	44,733	1,093	2.44%	60,209	1,253	2.08%
FHLB of Chicago stock	1,166	58	4.97%	1,166	49	4.30%
Bankers’ Bank Stock	992	15	1.51%	—	—	—%
Total interest-earning assets	405,168	16,799	4.16%	395,032	15,419	3.90%
Noninterest-earning assets	$37,580			$60,250
Total assets	442,748			455,282
Interest-bearing liabilities:
Savings accounts	103,663	251	0.24%	118,800	215	0.17%
Checking accounts	43,874	26	0.06%	46,031	10	0.03%
Money market accounts	17,036	189	1.11%	22,496	208	0.92%
Certificates of deposit(1)	185,289	6,619	3.57%	178,007	4,039	2.27%
Total interest-bearing deposits	349,862	7,085	2.03%	365,334	4,472	1.22%
Total interest-bearing liabilities	349,862	7,085	2.03%	365,334	4,472	1.22%
Noninterest-bearing liabilities	6,638			4,883
Total liabilities	356,500			370,217
Equity	86,248			85,065
Total liabilities and equity	$442,748			$455,282
Net interest income		9,714			10,947
Interest rate spread(2)			2.13%			2.68%
Net interest-earning assets(3)	54,314			29,445
Net interest margin(4)			2.40%			2.77%
Average interest-earning assets to average-interest bearing liabilities	115.52%			108.05%

(1)	CDARS added to certificates of deposit.

(2)	Equals the difference between the yield on average earning-assets and the cost of average interest-bearing liabilities.

(3)	Equals total interest-earning assets less total interest-bearing liabilities.
(4)	Equals net interest income divided by total interest-earning assets.

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-6

Hoyne Bancorp, Inc.

Loan Loss Allowance Activity

Exhibit I-6

Hoyne Bancorp, Inc.

Loan Loss Allowance Activity

	As of or for the Three		As of or for the Years
	Months Ended March 31,		Ended December 31,
	2025	2024	2024	2023

		(Dollars in thousands)
Allowance for credit losses on loans at beginning of period	$2,126	$1,653	$1,653	$902
Effect of adoption of ASU 2016-13				768
Provision for (recovery of) credit losses	135	117	468	—
Charge-offs:
One to four residential	—	—	—	(17)
Purchased and participations	—	—	—	—
Home improvement, first mortgage	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction, first mortgage	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial construction	—	—	—	—
Commercial lines of credit	—	—	—	—
Total charge-offs	—	—	—	(17)
Recoveries:
One to four residential	12	—	5	—
Purchased and participations	—	—	—	—
Home improvement, first mortgage	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction, first mortgage	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial construction	—	—	—	—
Commercial lines of credit	—	—	—	—
Total recoveries	12	—	5	—
Net charge-offs	12	—	5	(17)
Allowance for credit losses on loans at end of period	$2,273	$1,770	$2,126	$1,653
Allowance to non-performing loans	255.97	129.86	129.08	92.40
Allowance to total loans outstanding at the end of the period	0.90%	0.89%	0.88%	0.87%

Source: Hoyne Bancorp, Inc.’s Prospectus.

EXHIBIT I-7

Hoyne Bancorp, Inc.

Interest Rate Risk Analysis

Exhibit I-7

Hoyne Bancorp, Inc.

Interest Rate Risk Analysis

Change in
Interest Rates				NPV as % of
in Basis Points	Net Portfolio Value			Portfolio Value of Assets
(Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change

		(Dollars in thousands)
300bp	$104,611	$(21,543)	(17.1)%	22.7%	(4.7)%
200	111,924	(14,230)	(11.3)%	24.3%	(3.1)%
100	119,247	(6,907)	(5.5)%	25.9%	(1.5)%
Static	126,154			27.4%
(100)	131,234	5,080	4.0%	28.5%	1.1%
(200)	133,890	7,736	6.1%	29.0%	1.6%
(300)	134,467	8,313	6.6	29.2	1.8

Change in Interest Rates in Basis Points	Net Interest
(Rate Shock)	Income	$ Change	% Change

(Dollars in thousands)
300bp	$10,613	$(2,490)	19.0%
200	11,477	(1,626)	12.4%
100	12,312	(791)	6.0%
Static	13,103
(100)	13,697	594	4.5%
(200)	14,039	936	7.1%
(300)	14,544	1,441	11.0

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-8

Hoyne Bancorp, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-8

Hoyne Bancorp, Inc.

Fixed and Adjustable Rate Loans

The following table shows the dollar amount of our loans as of March 31, 2025, due after March 31, 2026, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

		Floating or	Total at
	Fixed-Rate	Adjustable-Rate	March 31, 2025

	(Dollars in thousands)
One to four residential	$112,316	$435	$112,751
Purchased and participations	7,529	—	7,529
Home improvement, first mortgage	188	—	188
Home equity lines of credit	614	4,964	5,578
Construction, first mortgage	—	—	—
Commercial real estate	36,609	640	37,249
Commercial and industrial	13,491	5,339	18,830
Commercial construction	—	16,201	16,201
Commercial lines of credit	3,909	1,100	5,009
Total	$174,656	$28,679	$203,335

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-9

Hoyne Bancorp, Inc.

Loan Portfolio Composition

Exhibit I-9

Hoyne Bancorp, Inc.

Loan Portfolio Composition

	As of March 31,		As of December 31,
	2025		2024		2023
	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
One to four residential	$122,250	48.4%	$125,345	50.5%	$143,857	74.3%
Purchased and participations	8,554	3.4%	8,712	3.5%	9,888	5.1%
Home improvement, first mortgage	188	0.1%	195	0.1%	338	0.2%
Home equity lines of credit	5,788	2.3%	6,050	2.4%	5,083	2.6%
Construction, first mortgage	—	—	—	—	190	0.1%
Commercial real estate	54,957	21.8%	50,844	20.5%	21,193	10.9%
Commercial and industrial	19,047	7.6%	21,769	8.8%	5,600	2.9%
Commercial construction	26,430	10.5%	22,758	9.2%	7,611	3.9%
Commercial lines of credit	14,941	5.9%	12,531	5.0%	—	—%
Total loans	252,155	100.0%	248,204	100.0%	193,760	100.0%
Premium on purchase loans	45		45		64
Loans sold	(4,427)		(4,440)		(987)
Loans in process	18		4		(132)
Allowance for credit losses	(2,273)		(2,126)		(1,653)
Deferred income from loans fees	(773)		(759)		(481)
Total loans, net	$244,745		$240,928		$190,571

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-10

Hoyne Bancorp, Inc.

Contractual Maturity by Loan Type

Exhibit I-10

Hoyne Bancorp, Inc.

Contractual Maturity by Loan Type

	One to Four Residential	Purchased and Participations	Home Improvement, First Mortgage	Home Equity Lines of Credit	Construction, First Mortgage	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Commercial Lines of Credit	Total

	(Dollars in thousands)
Amounts due after March 31, 2025 in:
One year or less	$9,499	1,025	—	210	—	17,708	217	10,229	9,932	$48,820
After one year through two years	8,436	—	—	157	—	889	7,740	10,359	3,909	31,490
After two years through three years	1,408	—	—	16	—	8,085	2,720	2,568	—	14,797
After three years through five years	3,869	—	36	2,938	—	25,691	8,370	173	1,100	42,177
After five years through ten years	14,177	136	129	330	—	2,584	—	3,101	—	20,457
After ten years through fifteen years	30,734	2,876	—	2,055	—	—	—	—	—	35,665
After fifteen years	54,127	4,517	23	82	—	—	—	—	—	58,749
Total	$122,250	8,554	188	5,788	—	54,957	19,047	26,430	14,941	$252,155

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-11

Hoyne Bancorp, Inc.

Non-Performing Assets

Exhibit I-11

Hoyne Bancorp, Inc.

Non-Performing Assets

	As of March 31,	As of December 31,
	2025	2024	2023

	(Dollars in thousands)
Non-accruing loans:
One to four residential	$859	$1,419	$1,327
Purchased and participations	42	45	42
Home improvement, first mortgage	—	—	—
Home equity lines of credit	—	197	75
Construction, first mortgage	—	—	—
Commercial real estate	—	—	—
Commercial and industrial	—	—	—
Commercial construction	—	—	—
Commercial lines of credit	—	—	—
Total non-accruing loans	901	1,661	1,444
Total loans outstanding	$252,155	$248,204	$193,760
Total assets outstanding	$466,509	$449,928	$446,099
Total non-accruing loans as a percentage of total loans outstanding	0.35%	0.66%	0.92%
Total non-performing loans as a percentage of total loans outstanding	0.35%	0.66%	0.92%
Total non-performing loans as a percentage of total assets	0.19%	0.37%	0.40%
Total non-performing assets as a percentage of total assets	0.19%	0.37%	0.40%

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT I-12

Hoyne Bancorp, Inc.

Deposit Composition

Exhibit I-12

Hoyne Bancorp, Inc.

Deposit Composition

	As of		As of December 31,
	March 31, 2025		2024		2023
	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
Certificate accounts:
0.00% - 0.99%	$32,613	8.79%	$33,780	9.45%	$38,235	10.83%
1.00% - 1.99%	484	0.13%	1,006	0.29%	1,708	0.48%
2.00% - 2.99%	20,982	5.66%	12,215	3.42%	11,074	3.13%
3.00% or more	147,296	39.72%	145,873	40.84%	133,274	37.76%
Total certificate accounts	$201,375	54.3%	$192,874	54.0%	$184,291	52.2%
Transaction accounts:
Savings accounts	100,137	27.0%	102,136	28.6%	105,456	29.9%
Checking accounts	49,161	13.3%	45,165	12.6%	43,968	12.5%
Money market	20,212	5.4%	17,117	4.8%	19,160	5.4%
Total transaction accounts	$169,510	45.7%	$164,418	46.0%	$168,584	47.8%
Total deposits	$370,885	100.0%	$357,292	100.00%	$352,875	100.0%

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT II-1

Hoyne Bancorp, Inc.

Description of Office Properties

Exhibit II-1

Hoyne Bancorp, Inc.

Description of Office Properties

		Amount of
Description/Address	Net Book Value	Deposits

	(Dollars)
Main Office:
4786 North Milwaukee Ave., Chicago, IL 60630 and adjacent drive-up	$1,539,695	$114,538,703

Branch Offices:
6257 South Austin Ave., Chicago, IL 60638	$796,410	$75,296,741
7001 West Grand Ave., Chicago, IL 60707	1,829,562	21,672,399
4646 West 103rd St., Oak Lawn, IL 60453(1)	39,573	24,376,189
699 West Dundee Road, Wheeling, IL 60090	604,415	44,184,676
11139 South Harlem Ave., Worth, IL 60482	604,975	72,777,665

Loan Production Office:
810 South Oak Park Ave., Oak Park, IL 60304(2)	$42,190	$—

(1)	The branch office located in Oak Lawn, Illinois is leased by Hoyne Savings Bank. The lease expires on November 30, 2025 and Hoyne Savings Bank has the right to renew the lease until November 30, 2026. The annual lease payment is $81,600.

(2)	The loan production office located in Oak Park, Illinois is leased by Hoyne Savings Bank. The lease expires on December 31, 2025 and Hoyne Savings Bank has the right to renew the lease until December 31, 2030. The annual lease payment is $100,236.

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%

2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
	Quarter 3	8.00%	4.73%	3.98%	3.81%
	Quarter 4	7.50%	4.37%	4.16%	4.58%

2025:	Quarter 1	7.50%	4.32%	4.03%	4.23%
As of May 5, 2025		7.50%	4.33%	4.02%	4.36%

(1) End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

May 5, 2025

										As of May 5, 2025
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$912	3	Dec	4/27/17	$18.37	$117
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$23,981	1	Jun	3/14/05	$67.67	$3,815
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,092	21	Dec	7/15/21	$9.98	$201
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,230	4	Dec	1/8/96	$6.50	$39
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$922	14	Dec	1/12/05	$15.86	$168
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,718	47	Sep	3/31/99	$5.74	$745
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$728	7	Mar	10/24/94	$1.37	$7
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$272	6	Dec	10/12/21	$11.60	$49
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$484	9	Mar	10/19/23	$14.96	$63
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,452	3	Dec	7/27/22	$16.65	$151
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,221	19	Dec	10/22/24	$11.40	$209
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$527	7	Dec	7/31/24	$12.42	$69
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,176	15	Dec	1/29/15	$10.12	$88
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$581	5	Dec	7/16/19	$11.10	$49
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$97,628	400	Dec	11/23/93	$11.99	$4,977
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,066	38	Dec	7/9/12	$39.88	$305
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,523	10	Dec	12/13/88	$251.15	$548
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$620	11	Jun	1/18/05	$13.15	$40
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$879	8	Jun	7/7/11	$24.33	$78
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,733	43	Jun	2/23/05	$6.42	$401
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,022	7	Sep	1/23/06	$14.10	$91
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,933	12	Dec	7/5/06	$23.35	$273
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,710	37	Dec	11/7/07	$11.42	$487
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$279	3	Dec	1/18/22	$11.72	$115
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$467	6	Dec	7/14/21	$15.98	$38
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,090	14	Dec	9/29/17	$13.38	$321
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,554	7	Dec	7/15/15	$11.12	$187
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,260	14	Jun	6/27/96	$15.41	$103
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,225	144	Dec	1/15/03	$17.00	$2,221
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,513	17	Mar	10/26/93	$6.37	$134
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,074	14	Jun	9/19/23	$13.17	$115
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$442	7	Dec	7/14/21	$15.50	$44
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,933	23	Sep	1/12/98	$30.77	$243
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$6,268	63	Dec	11/6/14	$54.30	$1,269
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,339	135	Dec		$31.34	$596
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,175	16	Dec	10/4/05	$12.37	$215
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,709	27	Dec	12/27/01	$9.47	$195
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,549	94	Dec	11/26/86	$53.06	$3,061
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$930	10	Dec	1/15/20	$7.01	$89
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$366	4	Jun	1/12/22	$7.86	$49
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,608	70	Dec	4/19/18	$15.29	$1,604
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$3,008	21	Jun	12/30/98	$22.29	$380
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$374	7	Jun	3/2/05	$2.62	$21
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$689	11	Dec	4/3/06	$15.03	$85
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$2,069	22	Dec	7/17/19	$11.52	$290
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,256	17	Dec	1/16/19	$11.29	$122
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,112	37	Sep	4/20/07	$13.54	$3,773

Source:   S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Midwest, Southeast and Southwest Thrift Institutions

Exhibit III-2

Public Market Pricing of Southwest, Southeast and Midwest Institutions

As of May 5, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$24.22	$574.97	$1.20	$24.99	16.32	x	84.56%	11.05%	92.77%	17.24	x	$0.53	2.60%	50.25%	$6,402	13.93%	13.46%	0.76%	0.42%	2.94%	0.45%	2.94%
Median			$13.28	$177.27	$0.56	$18.63	15.17	x	82.57%	10.38%	84.52%	14.51	x	$0.40	2.77%	43.46%	$1,534	11.77%	11.18%	0.39%	0.47%	4.32%	0.39%	2.86%

Comparable Group
Averages			$17.16	$251.19	$0.49	$19.49	18.09	x	83.39%	13.86%	92.14%	15.80	x	$0.40	3.48%	70.22%	$1,983	17.35%	17.68%	0.53%	0.35%	2.89%	0.43%	3.21%
Medians			$12.79	$96.61	$0.47	$19.16	20.41	x	75.87%	12.88%	80.46%	14.24	x	$0.40	3.95%	53.26%	$749	14.98%	11.91%	0.41%	0.49%	4.32%	0.56%	3.72%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$18.37	$117.34	$1.12	$19.25	20.41	x	95.41%	12.78%	112.01%	16.39	x	NA	NA	166.67%	$912	13.40%	11.65%	NA	0.67%	4.65%	0.84%	5.78%
CFFN	Capitol Federal Financial, Inc.	KS	$5.74	$745.23	$0.40	$7.81	14.35	x	73.49%	7.84%	75.00%	14.24	x	$0.34	5.92%	85.00%	$9,718	10.67%	NA	0.11%	0.55%	5.10%	0.55%	5.10%
CLST	Catalyst Bancorp, Inc.	LA	$11.60	$48.80	$0.47	$19.16	20.71	x	60.53%	17.96%	60.53%	24.84	x	NA	NA	NA	$272	29.67%	29.67%	0.60%	0.79%	2.70%	0.66%	2.26%
CPBI	Central Plains Bancshares, Inc.	NE	$14.96	$63.46	NA	$19.48	NM		76.78%	12.88%	NA	NM		NA	NA	NA	$484	16.78%	NA	NA	0.79%	5.72%	0.79%	5.72%
FBLA	FB Bancorp, Inc.	LA	$11.40	$208.78	$(0.52)	$16.45	NM		69.32%	18.52%	69.32%	NM		NA	NA	NA	$1,221	26.72%	26.72%	1.11%	-0.53%	-3.27%	-0.16%	-0.98%
FDSB	Fifth District Bancorp, Inc.	LA	$12.42	$69.05	$0.16	$22.62	NM		54.90%	13.09%	54.90%	NM		NA	NA	NA	$527	23.85%	23.85%	0.21%	-0.21%	-0.98%	0.16%	0.75%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$13.15	$39.82	$1.17	$17.55	12.06	x	74.95%	6.62%	80.82%	11.27	x	$0.52	3.95%	47.71%	$620	8.83%	8.24%	NA	0.53%	6.35%	0.57%	6.80%
IROQ	IF Bancorp, Inc.	IL	$24.33	$78.50	NA	$23.55	23.85	x	103.30%	9.28%	103.30%	NM		$0.40	1.64%	39.22%	$879	8.98%	8.98%	NA	0.37%	4.34%	NA	NA
NSTS	NSTS Bancorp, Inc.	IL	$11.72	$114.72	$(0.17)	$14.57	NM		80.46%	22.08%	80.46%	NM		NA	NA	NA	$279	27.45%	27.45%	0.00%	-0.30%	-1.02%	-0.32%	-1.10%
TCBS	Texas Community Bancshares, Inc.	TX	$15.50	$44.30	NA	NA	23.13	x	91.86%	NA	92.09%	NM		$0.16	1.03%	23.88%	$442	11.93%	11.91%	NA	0.45%	4.30%	NA	NA
TFIN	Triumph Financial, Inc.	TX	$54.30	$1,269.08	$0.74	$36.25	NM		149.80%	20.43%	214.45%	NM		NA	NA	NA	$6,268	14.26%	10.61%	1.17%	0.20%	1.34%	0.36%	2.35%
WSBF	Waterstone Financial, Inc.	WI	$12.37	$215.21	$1.01	$17.70	12.13	x	69.87%	10.96%	70.69%	12.26	x	$0.60	4.85%	58.82%	$2,175	15.69%	NA	NA	0.84%	5.50%	0.83%	5.44%

MHC
KFFB	Kentucky First Federal Bancorp	KY	$2.62	$21.19	$(0.05)	$5.94	NM		44.09%	5.66%	44.09%	NM		$0.00	0.00%	NA	$374	12.84%	12.84%	0.76%	-0.32%	-2.45%	-0.12%	-0.90%
TFSL	TFS Financial Corporation	OH	$13.54	$3,772.69	$0.28	NA	NM		198.61%	NA	199.63%	NM		$1.13	8.35%	403.57%	$17,112	11.08%	11.03%	0.22%	0.48%	4.23%	0.48%	4.23%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Mid-Atlantic and New England Thrift Institutions

Exhibit III-3

Public Market Pricing of Mid-Atlantic and New England

As of May 5, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$24.22	$574.97	$1.20	$24.99	16.32	x	84.56%	11.05%	92.77%	17.24	x	$0.53	2.60%	50.25%	$6,402	13.93%	13.46%	0.76%	0.42%	2.94%	0.45%	2.94%
Median			$13.28	$177.27	$0.56	$18.63	15.17	x	82.57%	10.38%	84.52%	14.51	x	$0.40	2.77%	43.46%	$1,534	11.77%	11.18%	0.39%	0.47%	4.32%	0.39%	2.86%

Comparable Group
Averages			$28.31	$741.39	$1.09	$28.19	16.13	x	84.06%	10.05%	92.33%	18.95	x	$0.59	2.42%	41.82%	$9,702	12.43%	12.08%	1.01%	0.35%	1.65%	0.37%	1.60%
Medians			$13.38	$200.91	$0.56	$18.43	15.17	x	83.54%	9.40%	85.91%	19.13	x	$0.36	1.61%	37.28%	$2,092	11.18%	11.18%	0.45%	0.43%	4.03%	0.37%	2.86%

Comparable Group
BLFY	Blue Foundry Bancorp	NJ	$9.98	$200.91	$(0.56)	$14.82	NM		67.36%	10.52%	67.40%	NM		NA	NA	NA	$2,092	15.61%	15.61%	NA	-0.57%	-3.46%	-0.57%	-3.46%
BVFL	BV Financial, Inc.	MD	$15.86	$168.02	$1.07	$18.70	14.96	x	84.83%	18.22%	91.88%	14.77	x	$0.13	0.00%	NA	$922	21.48%	20.17%	NA	1.25%	5.56%	1.27%	5.63%
CARV	Carver Bancorp, Inc.	NY	$1.37	$7.21	$(1.91)	$2.00	NM		68.45%	1.02%	68.45%	NM		$0.00	0.00%	NA	$728	4.44%	4.44%	3.14%	-1.33%	-24.43%	-1.33%	-24.43%
ECBK	ECB Bancorp, Inc.	MA	$16.65	$150.68	$0.56	$18.63	29.73	x	89.38%	10.38%	89.38%	29.73	x	NA	NA	NA	$1,452	11.61%	11.61%	NA	0.34%	2.79%	0.34%	2.79%
FSEA	First Seacoast Bancorp, Inc.	NH	$11.10	$49.20	$(0.58)	$12.97	NM		85.61%	9.15%	85.91%	NM		NA	NA	NA	$581	10.68%	10.65%	0.00%	-0.09%	-0.79%	-0.43%	-3.84%
FLG	Flagstar Financial, Inc.	NY	$11.99	$4,976.74	$(2.31)	$18.43	NM		65.05%	5.12%	69.20%	NM		$0.04	0.33%	NA	$97,628	8.35%	7.92%	3.37%	-0.80%	-10.31%	-0.70%	-8.99%
HIFS	Hingham Institution for Savings	MA	$251.15	$547.57	$7.30	$200.69	19.41	x	125.14%	12.11%	125.14%	34.39	x	$2.52	1.00%	19.47%	$4,523	9.67%	9.67%	NA	0.65%	6.64%	0.37%	3.75%
KRNY	Kearny Financial Corp.	NJ	$6.42	$401.39	$0.10	$11.58	NM		55.42%	5.36%	65.85%	NM		$0.44	6.85%	NA	$7,733	9.67%	NA	0.49%	-0.92%	-9.45%	0.08%	0.83%
MGYR	Magyar Bancorp, Inc.	NJ	$14.10	$91.36	NA	$17.65	9.72	x	79.89%	8.93%	79.89%	NM		$0.24	1.70%	17.93%	$1,022	11.18%	11.18%	0.26%	0.93%	8.17%	NA	NA
NECB	Northeast Community Bancorp, Inc.	NY	$23.35	$272.63	$3.43	$23.33	6.77	x	100.07%	16.94%	100.07%	6.80	x	$0.80	3.43%	21.74%	$1,933	16.92%	16.92%	0.26%	2.37%	14.85%	2.35%	14.78%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$11.42	$487.36	NA	$16.66	15.03	x	68.53%	8.54%	72.73%	NM		$0.52	4.55%	68.42%	$5,710	12.45%	11.82%	NA	0.55%	4.52%	NA	NA
PBBK	PB Bankshares, Inc.	PA	$15.98	$37.95	$0.66	$19.40	19.25	x	82.37%	8.73%	82.37%	24.24	x	NA	NA	NA	$467	10.60%	10.60%	NA	0.43%	4.03%	0.34%	3.20%
PDLB	Ponce Financial Group, Inc.	NY	$13.38	$320.92	$0.60	$12.05	21.93	x	111.00%	11.19%	111.00%	22.13	x	NA	NA	NA	$3,090	16.63%	16.63%	NA	0.48%	2.88%	0.48%	2.86%
PVBC	Provident Bancorp, Inc.	MA	$11.12	$186.53	$0.26	$13.16	NM		84.52%	12.73%	84.52%	NM		$0.00	0.00%	NA	$1,554	15.06%	15.06%	2.02%	0.29%	1.95%	0.29%	1.95%
PFS	Provident Financial Services, Inc.	NJ	$17.00	$2,221.27	$1.67	$20.35	15.32	x	83.54%	9.17%	120.13%	10.18	x	$0.96	5.65%	86.49%	$24,225	10.98%	7.90%	0.45%	0.65%	5.87%	0.84%	7.66%
SRBK	SR Bancorp, Inc.	NJ	$13.17	$114.67	$0.56	$21.24	NM		62.01%	11.26%	71.99%	23.63	x	$0.20	1.52%	NA	$1,074	18.16%	16.05%	NA	-0.01%	-0.05%	0.46%	2.47%
TRST	TrustCo Bank Corp NY	NY	$31.34	$596.08	$2.62	$36.16	11.69	x	86.66%	9.40%	86.73%	11.95	x	$1.44	4.59%	53.73%	$6,339	10.85%	10.84%	0.33%	0.83%	7.66%	0.81%	7.49%
WNEB	Western New England Bancorp, Inc.	MA	$9.47	$194.65	$0.49	$11.44	17.87	x	82.77%	7.26%	87.89%	19.13	x	$0.28	2.96%	52.83%	$2,709	8.77%	8.30%	0.22%	0.42%	4.65%	0.39%	4.34%
WSFS	WSFS Financial Corporation	DE	$53.06	$3,061.19	$4.61	$46.31	11.92	x	114.58%	14.89%	193.69%	11.51	x	$0.68	1.28%	13.93%	$20,549	12.95%	NA	0.57%	1.26%	10.28%	1.26%	10.25%

MHCs
BSBK	Bogota Financial Corp.	NJ	$7.01	$88.85	NA	$10.63	NM		65.95%	9.80%	66.02%	NM		NA	NA	NA	$930	14.86%	14.85%	NA	-0.10%	-0.74%	NA	NA
CFSB	CFSB Bancorp, Inc.	MA	$7.86	$49.12	$0.00	NA	NM		68.12%	NA	68.12%	NM		NA	NA	NA	$366	20.68%	20.68%	NA	0.00%	-0.01%	0.00%	-0.01%
CLBK	Columbia Financial, Inc.	NJ	$15.29	$1,604.39	$0.26	$10.49	NM		145.81%	15.12%	163.52%	NM		NA	NA	NA	$10,608	10.37%	9.35%	0.25%	-0.01%	-0.15%	0.25%	2.51%
GCBC	Greene County Bancorp, Inc.	NY	$22.29	$379.53	NA	$13.45	13.27	x	165.70%	12.62%	165.70%	NM		$0.36	1.62%	21.43%	$3,008	7.61%	7.61%	NA	1.00%	13.37%	NA	NA
LSBK	Lake Shore Bancorp, Inc.	NY	$15.03	$85.12	NA	$15.74	17.07	x	95.46%	12.56%	95.46%	NM		$0.72	4.79%	61.36%	$689	13.16%	13.16%	NA	0.71%	5.60%	NA	NA
PBFS	Pioneer Bancorp, Inc.	NY	$11.52	$289.62	NA	NA	14.96	x	98.27%	NA	102.86%	NM		NA	NA	NA	$2,069	15.02%	NA	NA	0.99%	6.44%	NA	NA
RBKB	Rhinebeck Bancorp, Inc.	NY	$11.29	$121.81	$0.46	$11.35	NM		99.43%	9.97%	101.35%	24.64	x	NA	NA	NA	$1,256	10.03%	9.86%	NA	-0.59%	-6.20%	0.39%	4.13%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2020-2025	2025-2030	2025	% State	Market
Institution	County	2020	2025	2030	% Change	% Change	Amount	Average	Share(1)
Affinity Bancshares, Inc.	Newton, GA	112,483	123,931	133,477	2.0%	1.5%	33,109	80.4%	19.83%
BV Financial, Inc.	Baltimore, MD	854,535	842,688	841,188	-0.3%	0.0%	48,541	90.2%	0.83%
Catalyst Bancorp, Inc.	Saint Landry, LA	82,540	81,160	80,849	-0.3%	-0.1%	25,020	72.2%	9.01%
Central Plains Bancshares, Inc.	Hall, NE	62,895	62,291	62,769	-0.2%	0.2%	34,848	83.2%	10.35%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	237,848	222,206	212,000	-1.4%	-0.9%	31,411	90.7%	7.17%
IF Bancorp, Inc.	Iroquois, IL	27,077	25,701	24,769	-1.0%	-0.7%	38,150	83.4%	21.47%
Magyar Bancorp, Inc.	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	1.52%
PB Bankshares, Inc.	Chester, PA	534,413	557,019	580,140	0.8%	0.8%	65,968	149.0%	1.41%
SR Bancorp, Inc.	Somerset, NJ	345,361	351,557	360,777	0.4%	0.5%	72,678	133.7%	2.02%
Texas Community Bancshares, Inc.	Wood, TX	44,843	50,165	55,131	2.3%	1.9%	38,162	94.0%	19.94%
	Averages:	316,516	318,369	323,114	0.2%	0.3%	44,006	97.3%	9.36%
	Medians:	175,166	173,069	172,739	-0.1%	0.2%	38,156	90.4%	8.09%
Hoyne Bancorp, Inc.	Cook, IL	5,275,541	5,032,153	4,900,694	-0.9%	-0.5%	46,995	102.8%	0.08%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2024.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of May 5, 2025

RP ® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of May 5, 2025

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	18.37	6,387	117.3	22.50	16.60	18.57	-1.08	10.00	4.97	0.90	1.12	19.25	16.40	142.86
AX	Axos Financial, Inc.	WE	67.67	56,373	3,814.8	88.46	44.10	62.84	7.69	17.63	-3.12	7.34	7.52	45.79	43.40	425.40
BLFY	Blue Foundry Bancorp	MA	9.98	20,131	200.9	11.48	8.30	9.20	8.48	10.28	1.73	-0.56	-0.56	14.82	14.81	103.93
BYFC	Broadway Financial Corporation	WE	6.50	9,231	60.0	9.46	4.41	6.92	-6.14	32.42	-5.18	-0.08	NA	14.73	11.75	133.25
BVFL	BV Financial, Inc.	MA	15.86	10,594	168.0	18.19	10.35	15.40	2.99	51.77	-7.90	1.06	1.07	18.70	17.26	87.02
CFFN	Capitol Federal Financial, Inc.	MW	5.74	130,031	745.2	7.20	4.90	5.72	0.35	13.21	-2.88	0.40	0.40	7.81	NA	74.74
CARV	Carver Bancorp, Inc.	MA	1.37	5,262	7.2	2.39	1.30	1.38	-1.00	-9.87	-25.54	-1.91	-1.91	2.00	2.00	138.26
CLST	Catalyst Bancorp, Inc.	SW	11.60	4,207	48.8	12.10	10.67	11.59	0.09	-0.94	-1.44	0.56	0.47	19.16	19.16	64.58
CPBI	Central Plains Bancshares, Inc.	MW	14.96	4,242	63.5	15.50	9.96	14.60	2.47	46.81	0.00	NA	NA	19.48	NA	114.16
ECBK	ECB Bancorp, Inc.	NE	16.65	9,050	150.7	16.99	11.45	16.12	3.29	45.41	12.20	0.56	0.56	18.63	18.63	160.47
FBLA	FB Bancorp, Inc.	SW	11.40	18,314	208.8	12.74	9.81	11.18	1.97	-3.88	-4.36	-1.74	-0.52	16.45	16.45	66.67
FDSB	Fifth District Bancorp, Inc.	SW	12.42	5,559	69.0	14.50	9.85	12.15	2.22	21.17	-1.58	-0.21	0.16	22.62	22.62	94.85
FNWB	First Northwest Bancorp	WE	10.12	8,732	88.3	12.10	8.91	10.20	-0.78	-5.51	-0.78	-0.63	-1.34	16.63	16.52	249.26
FSEA	First Seacoast Bancorp, Inc.	NE	11.10	4,432	49.2	11.69	8.46	11.27	-1.51	27.29	10.56	-0.12	-0.58	12.97	12.92	131.03
FLG	Flagstar Financial, Inc.	MA	11.99	415,074	4,976.7	13.35	8.56	11.84	1.27	13.22	28.51	-2.66	-2.31	18.43	17.33	235.21
FSBW	FS Bancorp, Inc.	WE	39.88	7,756	305.2	49.15	31.11	38.68	3.10	21.59	-2.87	4.35	4.69	38.60	36.47	395.32
HIFS	Hingham Institution for Savings	NE	251.15	2,180	547.6	300.00	164.00	253.53	-0.94	41.39	-1.18	12.94	7.30	200.69	200.69	2074.73
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	13.15	3,041	39.8	14.08	10.60	13.21	-0.45	14.35	4.78	1.09	1.17	17.55	16.27	203.78
IROQ	IF Bancorp, Inc.	MW	24.33	3,226	78.5	25.76	14.85	24.40	-0.29	47.45	4.42	1.02	NA	23.55	23.55	272.48
KRNY	Kearny Financial Corp.	MA	6.42	62,523	401.4	8.59	5.31	6.37	0.78	11.46	-9.32	-1.14	0.10	11.58	NA	123.69
MGYR	Magyar Bancorp, Inc.	MA	14.10	6,480	91.4	14.90	10.66	13.99	0.79	28.30	-3.42	1.45	NA	17.65	17.65	157.70
NECB	Northeast Community Bancorp, Inc.	MA	23.35	11,676	272.6	31.72	16.37	22.94	1.79	40.66	-4.54	3.45	3.43	23.33	23.33	165.59
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	11.42	42,676	487.4	14.39	6.98	10.15	12.51	26.75	-1.72	0.76	NA	16.66	15.70	133.80
NSTS	NSTS Bancorp, Inc.	MW	11.72	4,888	114.7	13.32	9.37	11.46	2.29	22.36	-0.66	-0.16	-0.17	14.57	14.57	57.02
PBBK	PB Bankshares, Inc.	MA	15.98	2,375	37.9	17.75	12.30	15.48	3.26	25.18	4.58	0.83	0.66	19.40	19.40	196.71
PDLB	Ponce Financial Group, Inc.	MA	13.38	23,985	320.9	13.97	8.42	12.81	4.45	54.68	2.92	0.61	0.60	12.05	12.05	128.82
PVBC	Provident Bancorp, Inc.	NE	11.12	16,774	186.5	12.96	9.09	10.95	1.55	15.23	-2.46	0.26	0.26	13.16	13.16	92.64
PROV	Provident Financial Holdings, Inc.	WE	15.41	6,654	103.1	16.70	12.01	14.91	3.35	19.92	-3.14	0.97	NA	19.37	19.37	189.39
PFS	Provident Financial Services, Inc.	MA	17.00	130,663	2,221.3	22.24	13.07	16.53	2.84	9.18	-9.91	1.11	1.67	20.35	14.15	185.40
RVSB	Riverview Bancorp, Inc.	WE	6.37	21,135	133.6	6.59	3.30	5.91	7.78	51.67	10.98	0.23	0.21	7.63	6.33	71.60
SRBK	SR Bancorp, Inc.	MA	13.17	8,707	114.7	13.65	8.94	13.13	0.30	42.84	10.58	0.00	0.56	21.24	18.29	123.34
TCBS	Texas Community Bancshares, Inc.	SW	15.50	2,858	44.3	17.50	13.51	15.33	1.14	9.85	1.64	0.67	NA	NA	NA	154.74
TSBK	Timberland Bancorp, Inc.	WE	30.77	7,903	243.2	33.98	24.26	30.63	0.46	17.89	0.85	3.24	3.26	31.95	29.99	244.54
TFIN	Triumph Financial, Inc.	SW	54.30	23,372	1,269.1	110.58	42.90	53.69	1.14	-24.67	-40.25	0.37	0.74	36.25	25.32	268.20
TRST	TrustCo Bank Corp NY	MA	31.34	19,020	596.1	38.89	26.14	30.54	2.62	12.21	-5.91	2.68	2.62	36.16	36.13	333.26
WSBF	Waterstone Financial, Inc.	MW	12.37	17,398	215.2	16.86	11.61	12.08	2.40	0.98	-7.96	1.02	1.01	17.70	NA	125.04
WNEB	Western New England Bancorp, Inc.	NE	9.47	20,554	194.6	10.08	6.09	9.17	3.27	45.25	2.93	0.53	0.49	11.44	10.78	131.81
WSFS	WSFS Financial Corporation	MA	53.06	57,693	3,061.2	62.75	42.21	52.25	1.55	15.17	-0.13	4.45	4.61	46.31	NA	356.18

MHCs
BSBK	Bogota Financial Corp.	MA	7.01	12,676	88.9	8.66	6.40	6.90	1.58	6.20	-6.54	-0.07	NA	10.63	10.62	73.38
CFSB	CFSB Bancorp, Inc.	NE	7.86	6,249	49.1	8.28	6.34	8.09	-2.84	19.36	16.27	0.00	0.00	NA	NA	58.60
CLBK	Columbia Financial, Inc.	MA	15.29	104,931	1,604.4	19.28	12.64	13.66	11.93	-2.80	-3.29	-0.02	0.26	10.49	9.35	101.09
GCBC	Greene County Bancorp, Inc.	MA	22.29	17,027	379.5	37.25	20.00	21.83	2.11	-28.24	-19.59	1.68	NA	13.45	13.45	176.66
KFFB	Kentucky First Federal Bancorp	MW	2.62	8,087	21.2	3.74	2.45	2.69	-2.60	-29.95	-12.20	-0.14	-0.05	5.94	5.94	46.27
LSBK	Lake Shore Bancorp, Inc.	MA	15.03	5,665	85.1	16.95	11.40	14.79	1.59	31.80	9.33	0.88	NA	15.74	15.74	121.62
PBFS	Pioneer Bancorp, Inc.	MA	11.52	25,140	289.6	12.20	8.76	11.07	4.07	25.90	0.00	0.77	NA	NA	NA	82.30
RBKB	Rhinebeck Bancorp, Inc.	MA	11.29	10,789	121.8	11.53	7.30	10.19	10.79	47.58	16.75	-0.70	0.46	11.35	11.14	116.40
TFSL	TFS Financial Corporation	MW	13.54	278,633	3,772.7	15.00	11.29	12.99	4.23	1.96	7.80	0.28	0.28	NA	NA	61.41

Under Acquisition
ESSA	ESSA Bancorp, Inc.	MA	18.95	10,155	191.4	22.22	15.82	18.39	3.05	10.17	-2.82	1.55	1.64	23.29	21.93	213.46
HONE	HarborOne Bancorp, Inc.	NE	11.52	43,498	501.1	14.00	8.89	11.31	1.86	8.68	-2.62	0.63	0.64	13.27	11.90	131.05

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP ® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of May 5, 2025

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	13.40	11.65	0.67	4.65	0.84	5.78	NA	NA	20.41	95.41	12.78	112.01	16.39	NA	NA	166.67
AX	Axos Financial, Inc.	WE	10.86	10.35	1.81	17.78	1.83	18.00	0.79	151.28	9.22	147.78	16.05	155.92	9.00	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	15.61	15.61	-0.57	-3.46	-0.57	-3.46	NA	NA	NM	67.36	10.52	67.40	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	23.27	21.51	0.12	0.59	0.14	0.67	0.07	NM	NM	44.09	5.55	55.29	NA	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	21.48	20.17	1.25	5.56	1.27	5.63	NA	NA	14.96	84.83	18.22	91.88	14.77	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.67	NA	0.55	5.10	0.55	5.10	0.11	221.27	14.35	73.49	7.84	75.00	14.24	0.34	5.92	85.00
CARV	Carver Bancorp, Inc.	MA	4.44	4.44	-1.33	-24.43	-1.33	-24.43	3.14	26.55	NM	68.45	1.02	68.45	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	29.67	29.67	0.79	2.70	0.66	2.26	0.60	160.88	20.71	60.53	17.96	60.53	24.84	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.78	NA	0.79	5.72	0.79	5.72	NA	156.69	NA	76.78	12.88	NA	NA	NA	NA	NA
ECBK	ECB Bancorp, Inc.	NE	11.61	11.61	0.34	2.79	0.34	2.79	NA	NA	29.73	89.38	10.38	89.38	29.73	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	26.72	26.72	-0.53	-3.27	-0.16	-0.98	1.11	48.07	NM	69.32	18.52	69.32	NM	NA	NA	NM
FDSB	Fifth District Bancorp, Inc.	SW	23.85	23.85	-0.21	-0.98	0.16	0.75	0.21	158.05	NM	54.90	13.09	54.90	77.37	NA	NA	NM
FNWB	First Northwest Bancorp	WE	7.22	7.17	-0.25	-3.43	-0.54	-7.36	1.21	78.16	NM	60.84	4.39	61.26	NM	0.28	2.77	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.68	10.65	-0.09	-0.79	-0.43	-3.84	0.00	NM	NM	85.61	9.15	85.91	NM	NA	NA	NM
FLG	Flagstar Financial, Inc.	MA	8.35	7.92	-0.80	-10.31	-0.70	-8.99	3.37	35.61	NM	65.05	5.12	69.20	NM	0.04	0.33	NM
FSBW	FS Bancorp, Inc.	WE	9.75	9.26	1.16	11.98	1.25	12.90	NA	218.30	9.17	103.33	10.07	109.36	8.51	1.12	2.81	25.29
HIFS	Hingham Institution for Savings	NE	9.67	9.67	0.65	6.64	0.37	3.75	NA	NA	19.41	125.14	12.11	125.14	34.39	2.52	1.00	19.47
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.83	8.24	0.53	6.35	0.57	6.80	NA	NA	12.06	74.95	6.62	80.82	11.27	0.52	3.95	47.71
IROQ	IF Bancorp, Inc.	MW	8.98	8.98	0.37	4.34	NA	NA	NA	NA	23.85	103.30	9.28	103.30	NA	0.40	1.64	39.22
KRNY	Kearny Financial Corp.	MA	9.67	NA	-0.92	-9.45	0.08	0.83	0.49	117.97	NM	55.42	5.36	65.85	64.44	0.44	6.85	NM
MGYR	Magyar Bancorp, Inc.	MA	11.18	11.18	0.93	8.17	NA	NA	0.26	NM	9.72	79.89	8.93	79.89	NA	0.24	1.70	17.93
NECB	Northeast Community Bancorp, Inc.	MA	16.92	16.92	2.37	14.85	2.35	14.78	0.26	NM	6.77	100.07	16.94	100.07	6.80	0.80	3.43	21.74
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.45	11.82	0.55	4.52	NA	NA	NA	261.21	15.03	68.53	8.54	72.73	NA	0.52	4.55	68.42
NSTS	NSTS Bancorp, Inc.	MW	27.45	27.45	-0.30	-1.02	-0.32	-1.10	0.00	NM	NM	80.46	22.08	80.46	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	MA	10.60	10.60	0.43	4.03	0.34	3.20	NA	NA	19.25	82.37	8.73	82.37	24.24	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	16.63	16.63	0.48	2.88	0.48	2.86	NA	NA	21.93	111.00	11.19	111.00	22.13	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	15.06	15.06	0.29	1.95	0.29	1.95	2.02	67.35	42.77	84.52	12.73	84.52	42.77	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	10.23	10.23	0.53	5.03	NA	NA	0.11	471.47	15.89	79.56	8.14	79.56	NA	0.56	3.63	57.73
PFS	Provident Financial Services, Inc.	MA	10.98	7.90	0.65	5.87	0.84	7.66	0.45	185.78	15.32	83.54	9.17	120.13	10.18	0.96	5.65	86.49
RVSB	Riverview Bancorp, Inc.	WE	10.57	8.93	0.32	3.09	0.29	2.82	NA	NA	27.70	83.50	8.83	100.64	30.41	0.08	1.26	34.78
SRBK	SR Bancorp, Inc.	MA	18.16	16.05	-0.01	-0.05	0.46	2.47	NA	NM	NM	62.01	11.26	71.99	23.63	0.20	1.52	NM
TCBS	Texas Community Bancshares, Inc.	SW	11.93	11.91	0.45	4.30	NA	NA	NA	NA	23.13	91.86	NA	92.09	NA	0.16	1.03	23.88
TSBK	Timberland Bancorp, Inc.	WE	13.07	12.36	1.35	10.58	1.36	10.65	0.13	753.12	9.50	96.30	12.58	102.60	9.44	1.04	3.38	30.86
TFIN	Triumph Financial, Inc.	SW	14.26	10.61	0.20	1.34	0.36	2.35	1.17	49.82	146.76	149.80	20.43	214.45	73.36	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.85	10.84	0.83	7.66	0.81	7.49	0.33	269.75	11.69	86.66	9.40	86.73	11.95	1.44	4.59	53.73
WSBF	Waterstone Financial, Inc.	MW	15.69	NA	0.84	5.50	0.83	5.44	NA	NA	12.13	69.87	10.96	70.69	12.26	0.60	4.85	58.82
WNEB	Western New England Bancorp, Inc.	NE	8.77	8.30	0.42	4.65	0.39	4.34	0.22	327.05	17.87	82.77	7.26	87.89	19.13	0.28	2.96	52.83
WSFS	WSFS Financial Corporation	MA	12.95	NA	1.26	10.28	1.26	10.25	0.57	168.42	11.92	114.58	14.89	193.69	11.51	0.68	1.28	13.93

MHCs
BSBK	Bogota Financial Corp.	MA	14.86	14.85	-0.10	-0.74	NA	NA	NA	NA	NM	65.95	9.80	66.02	NA	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	NE	20.68	20.68	0.00	-0.01	0.00	-0.01	NA	NA	NM	68.12	NA	68.12	NM	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.37	9.35	-0.01	-0.15	0.25	2.51	0.25	249.57	NM	145.81	15.12	163.52	59.07	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	7.61	7.61	1.00	13.37	NA	NA	NA	NA	13.27	165.70	12.62	165.70	NA	0.36	1.62	21.43
KFFB	Kentucky First Federal Bancorp	MW	12.84	12.84	-0.32	-2.45	-0.12	-0.90	0.76	76.00	NM	44.09	5.66	44.09	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	13.16	13.16	0.71	5.60	NA	NA	NA	NA	17.07	95.46	12.56	95.46	NA	0.72	4.79	61.36
PBFS	Pioneer Bancorp, Inc.	MA	15.02	NA	0.99	6.44	NA	NA	NA	NA	14.96	98.27	NA	102.86	NA	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.03	9.86	-0.59	-6.20	0.39	4.13	NA	NA	NM	99.43	9.97	101.35	24.64	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.08	11.03	0.48	4.23	0.48	4.23	0.22	190.66	48.36	198.61	NA	199.63	48.36	1.13	8.35	403.57

Under Acquisition
ESSA	ESSA Bancorp, Inc.	MA	10.91	10.34	0.68	6.40	0.72	6.76	NA	NA	12.23	81.37	8.88	86.41	11.57	0.60	3.17	38.71
HONE	HarborOne Bancorp, Inc.	NE	10.10	9.15	0.45	4.41	0.45	4.50	0.54	159.61	18.29	86.82	8.77	96.84	17.91	0.36	3.13	52.38

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0

2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673..6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5

2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0

2025:	Quarter 1	42001.8	5611.9	17299.3	198.4	112.6
As of May 5, 2025		41218.8	5650.4	17844.2	199.0	111.3

(1) End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of May 5, 2025

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
Banking Indexes
S&P United States BMI Banks	199.01	5/5/2025	(0.13)
KBW Nasdaq Bank Index	121.76	5/5/2025	(0.22)	(0.18)
KBW Nasdaq Regional Bank Index	111.31	5/5/2025	(0.43)	(0.39)
S&P 500 Bank	468.40	5/5/2025	0.02	0.00
NASDAQ Bank	4,113.48	5/5/2025	(10.44)	(0.25)
S&P 500 Commercial Banks	669.20	5/5/2025	0.03	0.00
S&P 500 Diversified Banks	890.09	5/5/2025	0.13	0.01
S&P 500 Regional Banks	95.27	5/5/2025	(0.10)	(0.10)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	32,139.31	5/5/2025	(171.94)
S&P U.S. SmallCap Banks	238.61	5/5/2025	(0.85)
S&P U.S. MidCap Banks	543.39	5/5/2025	0.28
S&P U.S. LargeCap Banks	572.44	5/5/2025	0.01
S&P United States Between USD1 Billion and USD5 B	702.69	5/5/2025	(2.29)
S&P United States Over USD5 Billion Banks	589.52	5/5/2025	(0.16)
S&P United States Between USD250 Million and USD	1,500.46	5/5/2025	(5.91)
S&P United States Under USD250 Million Banks	1,285.35	5/5/2025	(11.05)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	965.43	5/5/2025	(0.65)
S&P U.S. BMI Banks - Midwest Region	651.17	5/5/2025	(0.45)
S&P U.S. BMI Banks - New England Region	523.95	5/5/2025	(0.86)
S&P U.S. BMI Banks - Southeast Region	490.91	5/5/2025	0.08
S&P U.S. BMI Banks - Southwest Region	1,241.81	5/5/2025	(6.15)
S&P U.S. BMI Banks - Western Region	1,583.53	5/5/2025	(1.46)
Broad Market Indexes
DJIA	41,218.83	5/5/2025	(98.60)	(0.24)
S&P 500	5,650.38	5/5/2025	(36.29)	(0.64)
S&P 400 Mid Cap	2,925.39	5/5/2025	(6.62)	(0.23)
S&P 500 Financials	821.67	5/5/2025	(6.23)	(0.75)
MSCI US IMI Financials	2,887.32	5/5/2025	(15.60)	(0.54)
NASDAQ	17,844.24	5/5/2025	(133.49)	(0.74)
NASDAQ Finl	6,379.33	5/5/2025	(7.63)	(0.12)
NYSE	19,303.23	5/5/2025	(83.44)	(0.43)
Russell 1000	3,092.64	5/5/2025	(18.64)	(0.60)
Russell 2000	2,004.26	5/5/2025	(16.48)	(0.82)
Russell 3000	3,213.37	5/5/2025	(19.68)	(0.61)
S&P TSX Composite	24,953.52	5/5/2025	(77.99)	(0.31)

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available. Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Market Area Acquisition Activity

Exhibit IV-4

Illinois Bank and Thrift Acquisitions 2023-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
03/12/2025	Pending	NuMark Credit Union	IL	Substantially All Assets & Liab of The Lemont Natl Bk IL		52,444	6.32	6.32	-0.67	-10.75	1.67	NA	NA	NA	NA	NA	NA	NA	NA
02/25/2025	Pending	Old Second Bancorp Inc.	IL	Bancorp Financial, Inc.	IL	1,448,528	10.96	10.96	0.50	4.72	0.14	NM	196.5	62.602	131.13	131.13	38.65	13.57	7.37
01/28/2025	Pending	Michigan State University FCU	MI	Substantially All Assets & Liab of American Eagle Ban IL		461,267	8.69	8.69	0.45	4.88	0.09	354.75	NA	NA	NA	NA	NA	NA	NA
01/18/2025	Pending	Prime Banc Corp.	IL	Community Bank of Trenton	IL	124,750	9.00	9.00	0.81	9.58	0.59	163.82	NA	NA	NA	NA	NA	NA	NA
01/07/2025	Pending	Longview Capital Corp.	IL	Federated Bank	IL	118,666	10.47	8.01	0.91	9.68	1.02	488.24	NA	NA	NA	NA	NA	NA	NA
12/18/2024	Pending	Longview Capital Corp.	IL	Middletown State Bank	IL	41,748	9.09	9.09	1.88	20.66	0.00	NA	NA	NA	NA	NA	NA	NA	NA
10/23/2024	Pending	Griggsville Bancshares Inc.	IL	Scott Morgan Bancorp, Inc.	IL	59,333	12.88	12.88	0.73	5.85	0.77	94.62	NA	71.808	NA	NA	NA	NA	NA
05/03/2024	Pending	UIR Acceptance Corporation		Community Bank of Easton	IL	38,777	25.56	25.56	2.64	10.43	0.00	NA	NA	NA	NA	NA	NA	NA	NA
08/12/2023	Pending	OSP, LLC	MN	Northwest Bancorporation of Illinois, Inc.	IL	206,268	13.93	13.93	3.75	31.52	0.00	NA	NA	NA	NA	NA	NA	NA	NA
02/22/2023	Pending	FBBT Holdings, Inc.	DE	State Bank of Nauvoo	IL	36,597	8.48	8.48	0.16	1.95	2.80	30.98	NA	NA	NA	NA	NA	NA	NA
09/30/2024	04/01/2025	Byline Bancorp Inc.	IL	First Security Bancorp, Inc.	IL	354,561	8.52	8.52	1.24	19.09	0.18	322.41	39.2	NA	145.72	145.72	7.89	11.07	3.97
09/07/2023	03/17/2025	BillFloat, Inc.	CA	United Community Bancshares, Inc.	IL	143,328	14.17	14.17	1.26	10.19	2.78	52.14	NA	NA	NA	NA	NA	NA	NA
06/10/2024	01/02/2025	Murphy-Wall Bancorp Inc.	IL	Oakdale State Bank	IL	25,101	12.92	12.92	1.32	10.97	0.96	NA	NA	NA	NA	NA	NA	NA	NA
04/26/2024	01/01/2025	Western Illinois Bcshs Inc.	IL	Main Street Bancorp, Inc.	IL	108,354	5.83	5.83	0.87	16.36	1.25	112.04	NA	NA	NA	NA	NA	NA	NA
05/10/2024	11/29/2024	Community Partners SB	IL	Guardian Savings Bank	IL	32,300	17.85	17.85	-0.79	-4.61	0.14	NA	NA	NA	NA	NA	NA	NA	NA
04/13/2023	10/11/2024	Petefish Skiles Bancshares Inc	IL	The First National Bank of Beardstown	IL	182,393	9.11	9.11	1.34	15.04	0.01	NM	NA	NA	NA	NA	NA	NA	NA
01/25/2024	10/01/2024	Advia CU	MI	Northside Community Bank	IL	267,046	19.08	19.08	0.85	4.23	0.00	NA	NA	NA	NA	NA	NA	NA	NA
09/12/2023	09/20/2024	Midfed Acquisition Corp.		Midland Capital Holdings Corp.	IL	117,563	8.53	8.53	0.49	6.28	0.82	9.63	12.1	32.500	120.82	120.82	20.35	10.30	2.11
08/31/2023	09/01/2024	Michigan State University FCU	MI	Algonquin State Bank	IL	144,571	6.34	6.01	0.96	19.05	0.15	261.88	NA	NA	NA	NA	NA	NA	NA
08/28/2023	09/01/2024	Michigan State University FCU	MI	Substantially All Assets & Liab of McHenry SB	IL	322,397	7.84	7.84	0.66	8.66	0.26	599.25	NA	41.000	NA	NA	NA	NA	NA
01/02/2024	05/18/2024	People First Bancshares Inc.	IL	Arcola First Bank	IL	130,882	3.77	3.77	0.43	18.79	0.00	NA	NA	NA	NA	NA	NA	NA	NA
11/27/2023	04/01/2024	First Busey Corp.	IL	Merchants and Manufacturers Bank Corporation	IL	473,109	8.22	8.22	1.59	18.32	0.00	NA	42.3	119.936	152.23	152.23	12.88	8.95	6.18
08/22/2023	11/10/2023	Liberty Bancorporation Inc.	IL	North Adams Bancshares, Inc.	IL	46,554	12.92	12.61	0.73	5.45	1.89	35.61	NA	NA	NA	NA	NA	NA	NA
04/28/2023	11/10/2023	Land of Lincoln CU	IL	Nokomis Savings Bank	IL	27,908	5.91	5.91	-0.92	-12.47	1.43	36.22	NA	NA	NA	NA	NA	NA	NA
06/02/2023	10/20/2023	Central Bancshares Inc.	IA	McLaughlin Holding Company	IL	340,488	8.33	7.71	1.25	15.65	0.25	364.25	NA	NA	NA	NA	NA	NA	NA
03/06/2023	06/01/2023	Longview Capital Corp.	IL	Bank of Chestnut	IL	20,232	6.63	6.63	0.07	1.16	0.53	80.43	NA	NA	NA	NA	NA	NA	NA
01/03/2023	04/20/2023	Brookfield Bancshares Inc.	IL	First National Bank of Brookfield	IL	331,446	10.23	10.23	1.46	14.73	0.00	NA	NA	NA	NA	NA	NA	NA	NA

				Average:		209,504	10.43	10.29	0.89	9.46	0.66	200.42			137.48	137.48	19.94	10.97	4.91
				Median:		124,750	9.00	8.69	0.85	9.68	0.25	112.04			138.43	138.43	16.62	10.69	5.08

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Hoyne Bancorp, Inc.

 Director and Senior Management Summary Resumes

Exhibit IV-5

Hoyne Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Walter F. Healy, age 58, has served as President and Chief Executive Officer of Hoyne Savings Bank since September 2024 and a member of the board of directors since 2022, prior to which time, he served as President of Hoyne Savings Bank from 2023 to 2024 and Executive Vice President, Commercial, from 2022 to 2023. Early in his career, Mr. Healy worked for several Chicago commercial banks. In 1996, working with a group of investors, Mr. Healy started a de novo bank, named Community Bank Oak Park River Forest, in the western suburbs of Chicago. He served as President and Chief Executive Officer through the time of that bank’s successful merger with another bank in Chicago in 2019. Mr. Healy serves on the Loan, ALCO, CRA, Compensation and IT committees at Hoyne Savings Bank. Mr. Healy received a finance degree from the University of Notre Dame in 1988. His extensive experience in commercial banking provides the board of directors with valuable knowledge in connection with Hoyne Savings Bank’s business.

Timothy S. Breems, Sr., age 63, has served as a director since 2012 and currently serves as the Chair of the board of directors of Hoyne Savings Bank, Hoyne Savings, MHC and Hoyne Financial Corporation. Mr. Breems currently serves as a partner in the law firm of Ruff Breems LLP, which he founded in July 2022. Prior to the founding of his firm, Mr. Breems worked at the law firm of Ruff, Freud, Breems & Nelson Ltd. from 1983 through July 2022, as a law clerk, associate attorney, partner and ultimately as the firm’s managing partner. Mr. Breems serves on the Compensation Committee. He attended DePaul University and received a Bachelor’s degree in Business Administration in 1982, and in 1985, Mr. Breems received his law degree from Loyola University School of Law. Periodically since 2015, Mr. Breems has served as an adjunct professor of Business Law and Contract Law at Trinity Christian College. Mr. Breems is a former President of Southwest Chicago Christian School Association. Mr. Breems’ expansive legal background provides the board of directors with valuable information on all aspects of Hoyne Savings Bank’s business.

Paula M. Carstensen, age 70, has served as a director since 2000. Ms. Carstensen attended the Illinois Institute of Chicago Kent College of Law and was admitted to the Illinois Bar in 1981. Ms. Carstensen began her legal career as a criminal prosecutor in the office of the Cook County State’s Attorney. After leaving public service, she worked as a civil litigation partner in private practice representing clients in the defense of high exposure liability claims and insurance coverage disputes until her retirement from the practice of law in 2019. Ms. Carstensen serves on the Audit, Compensation, and IT Committees. Ms. Carstensen provides the board of directors with invaluable legal and management experience. Ms. Winningham’s husband is Ms. Carstensen’s first cousin.

Judith A. Gonsch, age 72, has served as a director since 2017. Ms. Gonsch began her career in 1972 at Prospect Federal Savings Bank, advancing through various accounting positions until becoming Chief Financial Officer and Executive Vice President until 2017, when Prospect Federal Savings Bank merged into Hoyne Savings Bank. She serves as Chair of the Audit Committee and is a member of the Compensation Committee. Ms. Gonsch has a Bachelor’s degree in accounting from DePaul University. With over 50 years of experience in finance and accounting, Ms. Gonsch provides the board of directors with valuable knowledge of the financial aspects of Hoyne Savings Bank’s business.

David M. Opas, age 73, has served as director since 2020. Mr. Opas previously served as President and Chief Executive Officer of Loomis Federal Savings and Loan Association until it was merged into Hoyne Savings Bank in 2020. As a director of Hoyne Savings Bank, he serves on the Audit and Nominating and Corporate Governance Committees and as Chair of the Compensation Committee. Mr. Opas has a Bachelor’s degree in accounting from Northern Illinois University. His extensive experience provides the board of directors with valuable knowledge across multiple disciplines.

Exhibit IV-5 (continued)

Hoyne Bancorp, Inc.

Director and Senior Management Summary Resumes

Steven F. Rosenbaum, Sr., age 68, has served as a director since 2017. Mr. Rosenbaum served as President and Chief Executive Officer of Hoyne Savings Bank from 2018 to 2023 and Chief Executive Officer from 2023 until his retirement in July 2024. Prior to joining Hoyne Savings Bank as President in 2017, he was President and Chief Executive Officer of Prospect Federal Savings Bank from 1998 until 2017, when Prospect Federal Savings Bank merged into Hoyne Savings Bank. Mr. Rosenbaum began his banking career at Prospect Federal Savings Bank in 1987 as Executive Vice President and Chief Operating Officer, and he joined the Prospect Federal Savings Bank board of directors in 1995. He serves on the Loan, Compensation, IT and ALCO Committees. During his banking career, he has participated in a variety of civic and banking industry activities and organizations. He was a member of the Illinois Bankers Association Board of Directors from 2019 until 2023. Mr. Rosenbaum received a Bachelor’s degree in political science from DePaul University and a Master’s degree from the Keller Graduate School of Management. His experience in civic and banking industry practices provides the board of directors with valuable information on all aspects of Hoyne Savings Bank’s business.

Theodore C. Wiemann, age 69, has served as a director since 1997 and currently serves as Vice-Chair of the board of directors. Mr. Wiemann began his banking career at Hoyne Savings Bank as a part-time employee in 1976, becoming a full-time loan officer in consumer lending in 1977. Mr. Wiemann spent 47 years at Hoyne Savings Bank, and at his retirement in 2023, was the Executive Vice President and Chief Lending Officer and Community Reinvestment Officer. He serves on the CRA, ALCO and Loan Committees. Until Mr. Wiemann’s retirement in 2023, he also served on the mortgage markets committee of America’s Community Bankers and the American Bankers Association. Mr. Wiemann graduated from North Park University in 1977 with a major in business management. He then attended the Institute of Financial Education. Mr. Wiemann’s varied experience provides the board of directors with valuable information on all aspects of Hoyne Savings Bank’s business.

Janet H. Winningham, age 73, has served as a director since 2002. Ms. Winningham has been a practicing attorney for over forty years and is currently in private practice, concentrating in real estate finance, construction and commercial leasing. Ms. Winningham received her law degree from Loyola University of Chicago and her Bachelor’s degree from DePauw University. She serves as Chair of the Nominating and Corporate Governance Committee. Ms. Winningham provides the board of directors with invaluable legal, real estate, finance and management experience. Ms. Carstensen is the first cousin of Ms. Winningham’s husband.

Anthony M. Vaccarello, age 75, has served as a director of Hoyne Savings Bank since 2017. Mr. Vaccarello began his career as a staff attorney for Talman Home Federal Savings. Later, he went into private practice, concentrating in real estate, probate, estate planning and condominium law. He has also owned and operated a title services agency. Mr. Vaccarello previously was an instructor in the paralegal program at South Suburban College and served in the National Guard. Mr. Vaccarello was previously a director of Prospect Federal Savings Bank until its merger into Hoyne Savings Bank in 2017. He serves on the Loan and Nominating and Corporate Governance Committees. Mr. Vaccarello has a Bachelor’s degree in economics from St. Joseph’s College and received his law degree from the Loyola University School of Law. He provides the board of directors with invaluable legal and property ownership experience.

Exhibit IV-5 (continued)

Hoyne Bancorp, Inc.

Director and Senior Management Summary Resumes

Executive Officer Who Is Not a Director of Hoyne Bancorp, Inc.

Thomas S. Manfre, age 52, has served as the Executive Vice President and Chief Financial Officer since October 2023, previously serving as Senior Vice President and Chief Risk Officer of Hoyne Savings Bank when he was first hired in 2022. Prior to joining Hoyne Savings Bank, Mr. Manfre previously served as Senior Vice President, Risk Management Solutions from 2021 to 2022 at Bankers’ Bank. He has also served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of FNBC Bank & Trust from 2007 to 2015, at which time he became Senior Vice President, Chief Financial Officer and Head of Retail and Marketing at Community Bank of Oak Park River Forest, which he held until 2019. Mr. Manfre brings more than 30 years of commercial bank management experience through all areas of bank management, including retail, marketing, treasury management, commercial, operational, information technology, investment advisory and financial areas with both de novo and established commercial banks of varying sizes. His management experience includes financial and tax reporting, including holding company reporting, deposit and loan operations, information technology and information security, and he has experience in retail and marketing sales and operational management. Mr. Manfre graduated from the University of Miami in 1995 with a Bachelor’s degree in finance and from DePaul University with a Master’s degree in finance and management in 1999. He also attended the Graduate School of Banking at the University of Wisconsin.

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT IV-6

Hoyne Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Hoyne Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Hoyne Savings Bank		Hoyne Savings Bank Pro Forma as of March 31, 2025 Based Upon the Sale in the Offering of:
	Historical at March 31, 2025		5,100,000 Shares at $10.00 per share		6,000,000 Shares at $10.00 per share		6,900,000 Shares at $10.00 per share		7,935,000 Shares at $10.00 per share
		Percent		Percent		Percent		Percent		Percent
	Amount	of Assets	Amount	of Assets	Amount	of Assets	Amount	of Assets	Amount	of Assets

	(Dollars in thousands)
Equity	$80,527	17.26%	$98,577	20.09%	$101,930	20.58%	$105,283	21.07%	$109,138	21.62%
Tier 1 leverage capital(2)(3)	89,998	19.14%	108,048	21.85%	111,401	22.33%	114,754	22.80%	118,609	23.32%
Tier 1 leverage requirement	23,510	5.00%	24,724	5.00%	24,947	5.00%	25,170	5.00%	25,426	5.00%
Excess	$66,488	14.14%	$83,324	16.85%	$86,454	17.33%	$89,584	17.80%	$93,183	18.32%
Reconciliation of capital infused into Hoyne Savings Bank
Proceeds contributed to Hoyne Savings Bank			$24,295		$28,750		$33,205		$38,328
Less common stock acquired by employee stock ownership plan			(4,163)		(4,898)		(5,633)		(6,478)
Less common stock acquired by stock-based benefit plan			(2,082)		(2,449)		(2,816)		(3,239)
Pro forma increase			$18,050		$21,403		$24,756		$28,611

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk weighting.

Source: Hoyne Bancorp, Inc.’s prospectus.

EXHIBIT IV-7

Hoyne Bancorp, Inc.

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

Hoyne Bancorp, Inc.

Prices as of May 5, 2025

					Peer Group				Illinois Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	789.02	x	17.73	x	19.25	x	23.85	x	23.85	x	16.32	x	15.17	x
Price-core earnings ratio (x)		P/Core	NM	x	18.77	x	19.59	x	NM		NM		17.24	x	14.51	x
Price-book ratio (%)	=	P/B	43.99%		80.40%		81.13%		91.88%		91.88%		84.56%		82.57%
Price-tangible book ratio (%)	=	P/TB	44.09%		84.37%		81.59%		91.88%		91.88%		92.77%		84.52%
Price-assets ratio (%)	=	P/A	11.85%		11.67%		10.64%		15.68%		15.68%		11.05%		10.38%

Valuation Parameters

Pre-Conversion Earnings (Y)	$(281,000)	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$(1,264,000)	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$88,831,000	ESOP Amortization (T)	25.00	years
Pre-Conv. Tang. Book Val. (TB)	$88,555,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (2)	$466,509,000	RRP Vesting (N)	5.00	years (5)
Reinvestment Rate (2)(R)	3.96%	Foundation (F)	2.46%
Est. Conversion Expenses (3)(X)	2.00%	Tax Benefit (Z)	420,230
Tax Rate (TAX)	28.50%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	49.60%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$61,224,490
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	NM
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$61,224,490
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$61,224,490
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$61,224,490
		1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	7,935,000	10.00	$79,350,000	161,938	8,096,938	$80,969,380
Maximum	6,900,000	10.00	69,000,000	140,816	7,040,816	70,408,160
Midpoint	6,000,000	10.00	60,000,000	122,449	6,122,449	61,224,490
Minimum	5,100,000	10.00	51,000,000	104,082	5,204,082	52,040,820

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 3.96 percent and a tax rate of 28.5 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 25 years and 5 years, respectively; amortization expenses tax effected at 28.5 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 49.60 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 28.5 percent.

EXHIBIT IV-8

Hoyne Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Minimum

1.	Pro Forma Market Capitalization	$52,040,820
	Less: Foundation Shares	1,040,820
2.	Offering Proceeds	$51,000,000
	Less: Estimated Offering Expenses	2,410,000
	Net Conversion Proceeds	$48,590,000

3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$48,590,000
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	6,244,898
	Net Proceeds Reinvested	$42,095,102
	Estimated net incremental rate of return	2.83%
	Reinvestment Income	$1,191,881
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	119,069
	Less: Amortization of Options (4)	479,462
	Less: Recognition Plan Vesting (5)	297,673
	Net Earnings Impact	$295,675

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2025 (reported)	$ (281,000)	$295,675	$14,675
	12 Months ended March 31, 2025 (core)	$(1,264,000)	$295,675	$(968,325)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$88,831,000	$42,095,102	$367,884	$131,293,985
	March 31, 2025 (Tangible)	$88,555,000	$42,095,102	$367,884	$131,017,985

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$466,509,000	$42,095,102	$367,884	$508,971,985

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization	$61,224,490
	Less: Foundation Shares	1,224,490
2.	Offering Proceeds	$60,000,000
	Less: Estimated Offering Expenses	2,500,000
	Net Conversion Proceeds	$57,500,000

3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$57,500,000
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	7,346,939
	Net Proceeds Reinvested	$49,903,061
	Estimated net incremental rate of return	2.83%
	Reinvestment Income	$1,412,955
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	140,082
	Less: Amortization of Options (4)	564,073
	Less: Recognition Plan Vesting (5)	350,204
	Net Earnings Impact	$358,596

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2025 (reported)	$(281,000)	$358,596	$77,596
	12 Months ended March 31, 2025 (core)	$(1,264,000)	$358,596	$(905,404)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$88,831,000	$49,903,061	$420,230	$139,154,291
	March 31, 2025 (Tangible)	$88,555,000	$49,903,061	$420,230	$138,878,291

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$466,509,000	$49,903,061	$420,230	$516,832,291

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Maximum Value

1.	Pro Forma Market Capitalization	$70,408,160
	Less: Foundation Shares	1,408,160
2.	Offering Proceeds	$69,000,000
	Less: Estimated Offering Expenses	2,590,000

	Net Conversion Proceeds	$66,410,000
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$66,410,000
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	8,448,979
	Net Proceeds Reinvested	$57,711,021
	Estimated net incremental rate of return	2.83%
	Reinvestment Income	$1,634,030
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	161,094
	Less: Amortization of Options (4)	648,684
	Less: Recognition Plan Vesting (5)	402,735
	Net Earnings Impact	$421,517

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2025 (reported)	$(281,000)	$421,517	$140,517
	12 Months ended March 31, 2025 (core)	$(1,264,000)	$421,517	$(842,483)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$88,831,000	$57,711,021	$472,576	$147,014,596
	March 31, 2025 (Tangible)	$88,555,000	$57,711,021	$472,576	$146,738,596

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$466,509,000	$57,711,021	$472,576	$524,692,596

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$80,969,380
	Less: Foundation Shares	1,619,380
2.	Offering Proceeds	$79,350,000
	Less: Estimated Offering Expenses	2,693,500
	Net Conversion Proceeds	$76,656,500

3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$76,656,500
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	9,716,326
	Net Proceeds Reinvested	$66,690,174
	Estimated net incremental rate of return	2.83%
	Reinvestment Income	$1,888,266
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	185,258
	Less: Amortization of Options (4)	745,987
	Less: Recognition Plan Vesting (5)	463,145
	Net Earnings Impact	$493,876

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2025 (reported)	$(281,000)	$493,876	$212,876
	12 Months ended March 31, 2025 (core)	$(1,264,000)	$493,876	$(770,124)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$88,831,000	$66,690,174	$532,773	$156,053,948
	March 31, 2025 (Tangible)	$88,555,000	$66,690,174	$532,773	$155,777,948

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	March 31, 2025	$466,509,000	$66,690,174	$532,773	$533,731,948

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (41)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (37)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (37)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703)		528-1700
Suite 2A	Fax No.:	(703)	528-1788
McLean, VA 22101	Toll-Free No.:	(866)	723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com